Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

GENESIS ENERGY, LLC

Effective

December 29, 2008

THE INTERESTS IN THIS LIMITED LIABILITY COMPANY HAVE NOT BEEN REGISTERED UNDER, AND ARE BEING OFFERED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.  NO SUCH INTEREST MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHOUT (1) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE LAW, OR (2) AN OPINION (SATISFACTORY TO THE COMPANY) OF COUNSEL (SATISFACTORY TO THE COMPANY) THAT REGISTRATION IS NOT REQUIRED; NOR MAY SUCH INTEREST BE TRANSFERRED EXCEPT WITH THE CONSENT OF THE COMPANY.  SUCH INTERESTS MAY NOT BE TRANSFERRED IN ANY EVENT EXCEPT IN ACCORDANCE WITH SUBSTANTIAL ADDITIONAL RESTRICTIONS SET FORTH IN THIS AGREEMENT.

LIMITED LIABILITY COMPANY AGREEMENT

OF

GENESIS ENERGY, LLC

TABLE OF CONTENTS

Table of Contents

i

3.05	Restrictions on Transfer of Ownership Interest or Rights of a Member	21

3.06	Rights of Class B Members	22

ARTICLE 4 FINANCE		22

4.01	Contributions	22

4.02	Allocation of Profit and Loss	23

4.03	Distributions	23

4.04	Capital Accounts	24

4.05	Amounts Withheld	24

4.06	Class B Ownership Interests	24

ARTICLE 5 MANAGEMENT		25

5.01	Management	25

5.02	Time Devoted to Business	25

5.03	Powers and Authority	25

5.04	Actions by Directors	27

5.05	Matters Requiring Member Approval; Objection to Sale of All Assets	27

5.06	Fiduciary Duties	29

5.07	Compensation	29

5.08	Tenure	29

5.09	Provisions Applicable to all Meetings	30

5.10	Officers	30

5.11	Removal	31

5.12	Compensation	31

5.13	Delegation of Authority to Hire, Discharge, and Designate Duties	31

5.14	The Chief Executive Officer	31

5.15	The President	32

5.16	Vice Presidents	32

5.17	The Secretary and Assistant Secretaries	32

5.18	The Treasurer and Assistant Treasurers	33

5.19	Duties of Officers May Be Delegated	34

ARTICLE 6 RECORDS AND ACCOUNTING		34

6.01	Partnership for Tax Purposes	34

6.02	Maintenance of Records	34

6.03	Financial Accounting	35

6.04	Reports	35

6.05	Tax Returns	35

6.06	Tax Matters Member	35

ARTICLE 7 INDEMNIFICATION		36

7.01	Right to Indemnification	36

7.02	Limitations	36

7.03	Advance Payment	37

7.04	Indemnification of Officers, Employees and Agents	37

7.05	Appearance as a Witness	37

7.06	Nonexclusivity of Rights	37

7.07	Insurance	38

7.08	Member Notification	38

7.09	Savings Clause	38

7.10	Tax Indemnification by the Parties	38

ARTICLE 8 DISSOLUTION AND LIQUIDATION		39

8.01	Dissolution	39

8.02	Liquidating Trustee	39

8.03	Accounting Upon Dissolution	39

8.04	Liquidation	39

8.05	Certificate of Cancellation	40

ARTICLE 9 GENERAL PROVISIONS		41

9.01	Amendments	41

9.02	Power of Attorney	41

9.03	Nominee	41

9.04	Notices	41

9.05	Computation of Time	42

9.06	Entire Agreement	42

9.07	Governing Law; Jurisdiction; Severability	42

9.08	Waiver	42

9.09	Multiple Counterparts	42

9.10	Further Assurances	43

9.11	No Third-Party Beneficiary	43

9.12	Binding Agreement	43

9.13	Arbitration	43

Exhibit A – Members and Member Capital Contributions

Exhibit B – United States Income Tax Matters

Exhibit C – Form of Award of Individual Class B Interest

Exhibit D – List of Publicly Traded General Partners of Mater Limited Partnerships

Exhibit E – Finite Assets

Exhibit F – Arbitration Provisions

LIMITED LIABILITY COMPANY AGREEMENT

OF

GENESIS ENERGY, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) entered into effective as of December 29, 2008 (the “Effective Date”), by and between Genesis Energy, LLC, a Delaware limited liability company (the “Company”), and Denbury Gathering & Marketing, Inc., a Delaware corporation (“DG&M”).

RECITALS

The Company is a limited liability company formed under the Delaware Limited Liability Company Act upon the conversion of Genesis Energy, Inc., a Delaware corporation, into a Delaware limited liability company (the “Conversion”).  The Conversion was effective on December 29, 2008.  This Agreement will be effective upon the Conversion.  The other party to this Agreement other than the Company is DG&M.  The parties intend by this Agreement to, among other purposes, define their rights and obligations with respect to the Company’s ownership, governance and financial affairs and to adopt regulations and procedures for the conduct of the Company’s activities.  Accordingly, they agree as follows:

ARTICLE 1   DEFINITIONS

1.01           Scope

For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, capitalized terms have the meanings specified in this Article.

1.02           Defined Terms

“Act” means the Delaware Limited Liability Company Act.

“Adjusted Total Units” means that number of Common Units of Genesis determined by (i) dividing the weighted average number of Common Units of Genesis issued and outstanding during a fiscal quarter by 0.979, and (ii) then subtracting from the quotient determined under (i) the sum of (x) the weighted average number of Common Units of Genesis, if any, issued in connection with a DNR Transaction (as defined in the definition of “Cash Available Before Reserves”) in those cases in which the cash flow of such DNR Transaction is to be excluded from dollar amounts of cash flow included in the definition of “Cash Available Before Reserves” and (y) the number of Conversion Common Units previously issued to the Company by Genesis.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question.  As used in this definition of “Affiliate,” the term “control” means either (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise or (ii) a direct or indirect equity interest of twenty percent (20%) or more in the Person.

“Agreement” has the meaning set forth in the introductory paragraph, including any amendments.

"Audit Committee" means the Audit Committee of the Board of Directors of the Company constituted in accordance with both the listing standards established by the American Stock Exchange (or any other national securities exchange upon which the Company's or Genesis' equity or common units, respectively, are traded) and applicable rules under the Securities Exchange Act of 1934.

“Applicable IDR Percentage” has the meaning specified in Section 3.02(c)(3).

“Available Funds” means, with respect to any calendar quarter, (a) all cash and cash equivalents of the Company on hand at the end of such quarter, less (b) the amount of any cash reserves that are necessary or appropriate to provide for the proper conduct of the business of the Company, and comply with applicable law or any agreement or obligation, including reserves for: (1) payments of principal, interest, charges and fees pertaining to the Company’s indebtedness; (2) expenditures incurred incident to the usual conduct of the Company’s business; and (3) amounts reserved to meet the reasonable needs of the Company’s business.

“Award” means the written award made to a GP Officer specifying his Individual Class B Interest, his Base Amount per Unit, his Vesting Percentage(s) and his Change of Control Floor Percentage.

“Bankruptcy” or “Bankrupt” refers to a Person that:

(1)           makes an assignment for the benefit of creditors;

(2)           files a voluntary petition in bankruptcy;

(3)           is adjudged a bankrupt or insolvent or has entered against it an order for relief, in any bankruptcy or insolvency proceeding;

(4)           files a petition or answer seeking for it any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(5)           files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature;

(6)           seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or

(7)           is in the following situation: if one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

The foregoing definition of “Bankruptcy” or “Bankrupt” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Base Amount per Unit” means, for purposes of determining a Class B Member’s Distributive Share from the Company under the provisions of Section 3.02(c) hereof, the dollar  amount specified as such in a Class B Member’s Award.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a holiday on which national banking associations are closed.

“Capital Account” has the meaning specified in Section B.1.1 of Exhibit B of this Agreement.

“Cash Available Before Reserves” or “CABR” of Genesis means the dollar amount disclosed by Genesis as “Available Cash Before Reserves” for the most recently completed rolling four fiscal quarters in its Form 10-Q or 10-K Reports filed with the SEC; provided that if “Available Cash Before Reserves” or a similar financial measure has not been so disclosed by Genesis, then “Cash Available Before Reserves” shall mean (as disclosed in the Genesis GAAP Statement of Cash Flows) the dollar amount of Genesis’ cash flows from operating activities for the most recently completed rolling four fiscal quarters before changes in the components of its operating assets and liabilities, and for the relevant period(s) (i) net of working capital acquired (ii) less maintenance capital expenditures (expenditures that are necessary to sustain existing, but not provide new sources of, cash flow), (iii) without giving effect to gains and losses on asset sales (except those from the sale of surplus assets), (iv) less other non-cash expenses not already adjusted in the GAAP measure (such as write-off of credit facility fees), (v) together with the substitution of cash generated by joint ventures (in which Genesis or its subsidiaries are parties) in lieu of  Genesis’ equity income attributable to such joint ventures, and (vi) adjusted for any other cash items, such as the contribution by the Company toward executive severance in 2007, which are necessary to appropriately measure Genesis’ cash available for distribution before any reserves during the period(s) being measured.

In either case, CABR of Genesis shall exclude the impact of any Genesis cash flow resulting from any transaction between DNR and/or its Affiliates and Genesis and/or its Affiliates completed after March 31, 2008 (a “DNR Transaction”).  The Genesis cash flow to be excluded will be Genesis’ EBITDA from the DNR Transaction, less Genesis’ financing cost of the DNR Transactions.  Genesis’ financing cost of DNR Transactions shall be based upon the amount and type of debt by which such DNR Transactions were initially financed by Genesis.  If a DNR Transaction is financed by Genesis issuing Common Units, the number of Common Units so issued will be excluded from the number of Adjusted Total Units.  For instance, if a DNR Transaction was initially financed by Genesis with bank debt, the financing cost would be equal to the interest expense incurred by Genesis during the periods over which CABR of Genesis is being measured for that amount of bank debt and using the same type of debt, which financing cost would be netted against the Genesis EBITDA from such DNR Transaction.  If there is not sufficient debt of the type used in the initial financing of the DNR Transaction, Genesis’ financing cost shall be imputed based on the current cost to Genesis of that type of debt per dollar initially financed in the DNR Transaction.  If the DNR Transaction is financed with cash, Genesis shall make its best efforts to determine the capital source for such cash and such source shall be considered to be the method of financing the DNR Transaction.

If there is a disagreement between on one hand the Class A Member, and on the other hand, the Class B Members whose Individual Class B Interests represent a majority of the aggregate outstanding Individual Class B Interests, as to the dollar amount of CABR, the Genesis cash flow or financing cost of a DNR Transaction, the number of Genesis Common Units used to finance a DNR Transaction or any other element of determining CABR, such disagreement will be resolved pursuant to the arbitration provisions of Exhibit F hereto.

“CABR per Adjusted Total Unit” or “CABR per Unit” means, for purposes of determining a Class B Member’s distributions from the Company under the provisions of Section 3.02(c) hereof, the per Unit amount determined by dividing CABR for the relevant period(s) by the weighted average number of Adjusted Total Units for the relevant period.

“Cause” means that the Company’s termination of a Class B Member in his capacity as an officer and employee of the Company (a “GP Officer”) shall be for “Cause” if and only if the termination of such GP Officer’s employment by the Company is based upon the conduct prescribed below:

(1)           that GP Officer’s commission of willful fraud against, or willful theft of any assets or property of, the Company, Genesis or their respective Affiliates, suppliers or customers;

(2)           that GP Officer’s conviction (or plea of nolo contendere) for any felony or any crime which involves moral turpitude;

(3)           that GP Officer’s material violation of the non-disclosure or confidentiality provisions of his Employment Agreement; that GP Officer’s substantial non-performance of his duties and obligations, whether pursuant to his Employment Agreement or otherwise (other than due to death or disability); that GP Officer’s gross negligence; or that GP Officer’s willful misconduct in performing his duties;

(4)           that GP Officer willfully engaging in conduct that is demonstrably and materially injurious, monetarily or otherwise, to the Company, Genesis, or their respective Affiliates; or

(5)           that GP Officer’s willful violation of material written rules, regulations or policies of the Company or Genesis, or failure to follow reasonable written instructions or directions both from a majority of the Audit Committee and from the Class A Member to that GP Officer that such GP Officer’s failure to follow such instructions or directions could reasonably be expected to be materially injurious, monetarily or otherwise, to the Company or Genesis, or their respective Affiliates.

Termination for Cause pursuant to clauses (3), (4) and (5) above may be effected only by written notice thereof which identifies in sufficient detail the reasons therefor) to the GP Officer, which must be recommended both by a majority of the Audit Committee and by the Class A Member, and which Termination shall only become effective thirty (30) days after delivery of such notice to GP Officer and GP Officer’s failure (within thirty (30) days of delivery of such notice) to cure the reasons for such Termination for Cause or to cease the conduct constituting the basis of such Termination for Cause; provided further, that prior to such Termination for Cause under clauses (3), (4) and (5) above becoming effective, the Company shall provide an opportunity for such GP Officer to be heard by the Audit Committee.  No act, nor failure to act, on the GP Officer’s part, shall be considered “willful” unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company and/or Genesis.

“Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware on December 29, 2008 to organize the Company, together with any amendments.

“Change of Control” has the meaning specified in Section 3.02(e).

“Change of Control Floor Percentage” means, for purposes of determining a Class B Member’s Applicable IDR Percentage in the event of a Change of Control, the percentage specified as such in a Class B Member’s Award.

“Class A Ownership Interests” has the meaning specified in Section 3.02(a).

“Class B Ownership Interests” has the meaning specified in Section 3.02(b).

“Class A Member” means DG&M, and subject to the last sentence of Section 3.05 of this Agreement, its successors and assigns.

“Class B Members” means GP Officers awarded Class B Ownership Interests, as listed on Exhibit A as it may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” shall mean limited partner Common Units of Genesis.

“Company” means Genesis Energy, LLC, a Delaware limited liability company, and any successor thereto.

“Company Property” has the meaning specified in Section 5.03(b)(1).

“Contribution” means anything of value that a Member contributes to the Company as a prerequisite for or in connection with membership, including cash, property, services performed, a promissory note or any other binding obligation to contribute cash or property or perform services.

“Controlled Affiliate” means, with respect to a relevant Person, each Affiliate in which such relevant Person, together with its other Controlled Affiliates, owns (directly or indirectly) equity interest representing more than 50% of both the economic interests and voting rights of such Affiliate.

“Conversion” has the meaning specified in the Recitals.

“Conversion Common Units” means Common Units of Genesis received by the Company in a Conversion Event.

“Conversion Event” has the meaning specified in Section 3.02(d)(5).

“Coverage Ratio” means, for the applicable period(s), the ratio of the total dollar amount of Genesis’ CABR to the total dollar amount of Genesis’ distributions to all Genesis partners.

“Covered Person” has the meaning specified in Section 7.02.

“Current IDR Share” has the meaning specified in Section 3.02(d)(1).

“DG&M” has the meaning specified in the introductory paragraph.

“Director(s)” means the Persons who are vested with authority to manage the Company in accordance with Section 5.01 hereof, but does not include any Person who has ceased to be a Director of the Company.  For purposes of the Act, the Directors will be the managers of the Company.

“Distribution” means the Company’s direct or indirect transfer of money or other property with respect to an Ownership Interest to a Member.

“Distributive Share” has the meaning specified in Section 3.02(c)(2).

“DNR” means Denbury Resources Inc., a Delaware corporation.

“DNR Group” means DNR and its Controlled Affiliates other than Genesis and Genesis’ Controlled Affiliates.

“DNR Guaranties” means each guarantee, keepwhole or similar arrangement pursuant to which DNR provides credit support or other assurances regarding specified obligations of the Company, and as applicable DG&M, under any Transaction Document.

“EBITDA” means for Genesis its earnings before interest, taxes, depreciation and amortization based upon its financial statements most recently filed with the Securities and Exchange Commission.  If a DNR Transaction or a Finite Asset is accounted for by Genesis as a capital lease or financing lease or is otherwise a DNR Transaction or a Finite Asset where a portion of the cash flow consists of a payment that is not accounted for in determining EBITDA under the preceding sentence, then EBITDA shall also include that portion of the cash flow from such DNR Transaction or Finite Asset that relates to a principal payment or payment that is normally excluded from the determination of EBITDA.

“Effective Date,” has the meaning specified in the introductory paragraph.

“Employment Agreement” means, with respect to each Class B Member that has an Employment Agreement with the Company, in his capacity as a GP Officer, the written Employment Agreement between such GP Officer and the Company, as such agreement may be amended, restated, replaced or otherwise modified from time to time.

“Estate Planning Vehicle” means, for any GP Officer, any trust, Person (other than an individual) or any other arrangement used by that GP Officer for estate planning if the benefits of such vehicle accrue (directly or indirectly) only to that GP Officer or their spouse or lineal descendents.

“Event of Dissolution” has the meaning specified in Section 8.01.

“Excess Amount” has the meaning specified in Section 3.02(d)(1).

“Forecasted IDRs” means the forecast of future IDRs (as agreed upon by the Class A Member on one hand and the Class B Members whose Individual Class B Interests represent a majority of the aggregate outstanding Individual Class B Interests on the other hand, or their respective designees who are either GP Officers or Directors), assuming that the most recent quarterly Incentive Distribution continues in perpetuity, adjusted only for those Genesis assets or Genesis continuing contracts or arrangements which are known to have either (i) a finite life or (ii) a future adjustment to EBITDA, contractual or otherwise (“Finite Assets”), with the designation as a Finite Asset to be made by the Board of Directors of the Company at the time of acquisition of such assets or entry into such contract, or as otherwise designated as a Finite Asset by all of the Members, with Finite Assets so designated to be listed on Exhibit E hereto.

In calculating Forecasted IDRs, Genesis EBITDA from the Finite Assets beyond the end of their life or at the time of an otherwise known adjustment shall be deducted from the projected value of future IDRs, but only if such deduction would cause Genesis’ overall projected EBITDA to decrease to a point where Genesis’ Coverage Ratio (as defined above) would fall below 1.1 to 1, provided that in calculating the effect of such a deduction on Coverage Ratio, only that portion of Genesis’ EBITDA which causes Genesis’ Coverage Ratio to fall below 1.1 to 1 would be deducted from the projected value of future IDRs.

If the forecast of future IDRs or any element thereof cannot be agreed upon, then any disagreement will be resolved pursuant to the arbitration provisions of Exhibit F hereto.

“GAAP” means, with respect to any Person, generally accepted accounting principles for financial reporting in the United States as in effect as of the date of the applicable financial statement, applied on a basis consistent with a Person’s past practices.

“Genesis” means Genesis Energy, L.P., a Delaware limited partnership, and any successor thereto.

“Genesis Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Genesis dated as of June 9, 2005, as amended or restated.

“Good Reason” shall mean, as it pertains to a Class B Member in his capacity as a GP Officer, any of the following reasons for such GP Officer’s voluntary Termination:

(1)           The material diminution of such GP Officer’s duties and responsibilities (including no longer serving as a Director of the Company), a material reduction of his base salary, or a material reduction of his benefits, other than Termination for Cause, without Good Reason or by virtue of his death or disability;

(2)           The relocation of the Company’s principal executive offices outside the metropolitan Houston, Texas area without such GP Officer’s consent;

(3)           The Company requiring that such GP Officer be based anywhere other than the Company’s principal executive offices without such GP Officer’s consent;

(4)           The Company’s failure to make any material payment to such GP Officer required to be made under the terms of his employment;

(5)           For each GP Officer with an Employment Agreement, the Company’s non-performance of any material provision (other than those described in (4) above) of such GP Officer’s Employment Agreement, or non-performance of DNR, the Class A Member, the Company or any of their successors or assigns of any material provision of any Transaction Document; or

(6)           Any action by the Company, DNR or its Affiliates or any of their successors or assigns, the Class A Member or its Affiliates or any of their successors or assigns, the Board, the General Partner (if it is not the Company), or Genesis or any of its successors or assigns that either (i) amends, alters, changes, repeals or replaces the IDRs or the Class B Ownership Interest in a manner that in any material way adversely affects the Distributions or Redemption Amount payable to such GP Officer, or (ii) except as required by a change in the law or a final, binding and non-appealable judgment, or except to the extent the IRS or any other federal tax authority has asserted a claim to the contrary and the Person taking a tax reporting position reasonably and in good faith believes that such authority is more likely than not to be successful in adjudicating such claim, takes a federal tax reporting position inconsistent with that specified in Section 7.10(b) that materially and adversely affects any Class B Member, provided that the following actions shall not constitute Good Reason:

(a)           any action that will result in that GP Officer receiving his Redemption Amount (or having an election to receive his Redemption Amount under the provisions of Section 5.05(c));

(b)           a waiver by the Company of receipt from Genesis of an Incentive Distribution for any period(s) as contemplated by Section 3.02(c)(5);

(c)           any Conversion Event; or

(d)           any amendment to this Agreement permitted by Section 5.05(b).

Termination for Good Reason pursuant to clauses (1), (4), (5) or (6) above may be effected by the GP Officer only by his providing written notice thereof (within 90 days of the initial existence of the reason therefor, which identifies such reasons in sufficient detail) to both the Audit Committee and the Class A Member, and which Termination for Good Reason shall only become effective thirty (30) days after delivery of such notice and the failure by the Company or DNR (or its Affiliates) to cure the reasons therefor.

“GP Market Multiple Discount Rate” means the average of the current per annum yield as of a particular Valuation Date of each of the publicly traded general partners of master limited partnerships listed on Exhibit D on the Valuation Date.  Such list may be modified from time to time in writing by the Class A Member and those Class B Members whose aggregate Individual Class B Interests represent a majority of the aggregate outstanding Individual Class B Interests, so that the listed general partners of master limited partnerships may vary on different Valuation Dates.  For purposes of this definition, “current per annum yield” for each general partner listed on Exhibit D shall be the current annual yield of a common unit of that general partner calculated as of a particular Valuation Date by annualizing the amount of the most recent quarterly distribution on its common units, and dividing the annualized amount by the closing market price of a common unit of that general partner as of the particular Valuation Date.

If the GP Market Multiple Discount Rate or any element thereof cannot be agreed upon, then any disagreement will be resolved pursuant to the arbitration provisions of Exhibit F hereto.

“GP Officer” means an officer of the Company who serves Genesis in such capacity.

“Group of Persons” has the meaning specified in Section 3.02(e)(1)(i).

“IDR Equivalents” means the property (whether Conversion Common Units, cash, debt, securities, or any other property) received by the Company from the sale, conversion, exchange or other disposition (including by, or as a result of, contribution, merger, consolidation, or other reorganization transaction) of all or part of its IDRs.

“IDR Share” has the meaning specified in Section 3.02(d)(2).

“IDR Valuation” shall mean as of a particular Valuation Date, subject to the proviso in the last sentence of the definition of “Notional Units,” the present value of the Forecasted IDRs (as defined) as of that particular Valuation Date, discounted to present value using a per annum GP Market Multiple Discount Rate (as defined) as of that particular Valuation Date, plus the value of those Notional Units (as determined under the definition of “Notional Units” below), if any, recorded on the books of the Company as of such Valuation Date.

“Incentive Distribution Cash Flow” has the meaning specified in Section 3.02(c)(1).

“Incentive Distribution Right(s),” “Incentive Distribution(s),” or “IDRs” have the meanings specified in the Genesis Agreement.

“Indemnified Damages” has the meaning specified in Section 7.01.

“Individual Class B Interest” has the meaning specified in Section 3.02(b)(4).

“Initial IDR Share” has the meaning specified in Section 3.02(d)(1).

“IRS” shall mean the United States Internal Revenue Service.

“Member” means DG&M and any Person who subsequently is admitted as an additional or substitute Member after the Effective Date.

“Notional Units” means that number of phantom Common Units calculated, recorded and maintained on the Company’s books and records for the purpose of determining Class B Members’ respective Redemption Amounts after  there has been a Conversion Event.

When the Company consummates a Conversion Event with Genesis in which the Company receives directly from Genesis IDR Equivalents which are Conversion Common Units (“Direct Units”), the number of Notional Units to be recorded with respect to the Direct Units received in that Conversion Event shall be equal to the actual number of Direct Units so received.

When the Company consummates a Conversion Event with Genesis or any other Person in which the Company receives IDR Equivalents other than Direct Units, the number of Notional Units to be recorded with respect to those IDR Equivalents shall be determined by (1) subtracting the value of any Direct Units received in that same Conversion Event (determined as under the provisions of the next paragraph as if the date of the Conversion Event is a Valuation Date) from that portion of the IDR Valuation immediately before such Conversion Event which is the same as the portion of the IDRs sold, converted, exchanged or otherwise disposed in that Conversion Event, and then (2) by dividing that resulting amount by the average closing price of Common Units on the American Stock Exchange (or other exchange upon which its Common Units are traded) for the five trading days immediately following the date of the relevant Conversion Event; provided that in calculating the number of Notional Units to be recorded with respect to the Company’s receipt of IDR Equivalents other than Direct Units, the IDR Valuation shall be computed based upon Forecasted IDRs being determined using the higher of (i) the actual “most recent quarterly Incentive Distribution,” or (ii) a pro forma “most recent quarterly Incentive Distribution” that would result from assuming a Coverage Ratio for that quarter of 1.2 to 1.

The value of Notional Units as of any Termination Date or other applicable Valuation Date shall be determined by multiplying the number of Notional Units by the average closing price of Common Units on the American Stock Exchange (or other exchange upon which its Common Units are traded) for the five trading days immediately following the Termination Date or other applicable Valuation Date.

“Outside Director” means a non-employee Director who is independent of the Members and the management and operating executives of the Company, free from any relationship that would interfere with the exercise of his or her independent judgment, and who is “independent” under the rules or listing standards established by the American Stock Exchange (or any other national securities exchange upon which the Company’s or Genesis’ equity or common units, respectively, are traded).

“Ownership Interest” means a proprietary interest of a Member in the Company of any nature, that includes an interest in the Company’s capital, Profits, Losses and Distributions (subject to the terms and limitations of this Agreement) and as provided in this Agreement may include the right to vote as a Member, to appoint Directors, to receive information pertaining to the Company’s affairs and to inspect the Company’s books and records.

“Person” means a natural person or an entity.

“Proceeding” has the meaning specified in Section 7.01.

“Profit(s)” and “Loss(es)” shall generally have the meanings set forth in Exhibit B to this Agreement.

“Redemption Amount” has the meaning specified  in Section 3.02(d)(1).

“Termination Date” means with respect to a Class B Member, the date of Termination of that Class B Member.

“Termination” means the termination for any reason of a Class B Member’s employment as a GP Officer of the Company.

“Transaction Documents” means (i) this Agreement (including all Awards), (ii) for each GP Officer with an Employment Agreement, such Employment Agreement, (iii) the Company’s Deferred Compensation Plan to be effective December 31, 2008 and any Grants made thereunder, and (iv) the DNR Guaranties, as each such Transaction Document may be amended, supplemented, restated, replaced or otherwise modified from time to time.

“Transfer,” as a noun, means a transaction or event (or series of related transactions or events) by which ownership is directly or indirectly changed or encumbered, including, without limitation:

(1)           a sale, exchange, abandonment, assignment, transfer, disposition, conveyance, gift, pledge, grant of a security interest in, mortgage, or other encumbrance or foreclosure, whether voluntary, by operation of law or otherwise.

(2)           a transfer to the personal representative of the estate of an individual upon such individual’s death, and any subsequent transfer from such personal representative to the heirs or devisees of the deceased individual under his will or by the laws of descent and distribution;

(3)           a transfer to a judicially appointed personal representative of an individual as a result of the adjudication by a court of competent jurisdiction that the individual is mentally incompetent to manage his person or property;

(4)           a transfer to an individual’s spouse or former spouse, or heirs of such spouse or former spouse, in connection with a division of their community or other property upon the death of the individual or divorce or the death of such spouse;

(5)           a general assignment for the benefit of creditors of the transferor, or any assignment to a creditor of the transferor resulting from the creditor’s foreclosure or execution;

(6)           the filing by the transferor of a voluntary Bankruptcy petition; or

(7)           the entry of a judicial order granting the relief requested by the petitioner in an involuntary Bankruptcy proceeding filed against the transferor; or

(8)           a transfer to an Estate Planning Vehicle for a Class B Member, unless the Estate Planning Vehicle provides (a) for the transferring Class B Member to control the Estate Planning Vehicle, (b) that any transferred Individual Class B Interest will be subject to all provisions of this Agreement just as if still owned by the transferring Class B Member, including being subject to redemption upon (i) Termination of the transferring Class B Member or (ii) a Change in Control, and (c) that for all matters related to the transferring Class B Member’s Individual Class B Interest, the transferring Class B Member shall be the sole representative of such Estate Planning Vehicle with respect to all interactions (including notices, negotiations and disputes) between the Company and such Estate Planning Vehicle related to such transferring Class B Member’s Individual Class B Interest, and consequently the Company may send all notices to and have all communications and otherwise deal with the transferring Class B Member as if he still owned such transferred Interest.

“Transfer,” as a verb means to effect a Transfer.

“Valuation Date” shall mean, as applicable, each Termination Date, the date that any Individual Class B Interest is awarded, and any other date on which it is necessary to determine the IDR Valuation.

“Vesting Percentage(s)” means the vesting percentages to be used in determining a Class B Member’s Redemption Amount, as specified in each Class B Member’s Award.

1.03           Construction

(a)           The words “hereof,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

(b)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)           The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

(d)           Unless otherwise noted herein or the context otherwise requires, the word “including” or any variation thereof means “including, without limitation” and will not be construed to limit a general statement that it follows to either the specific items or matters following it or to items or matters that are similar to those specific items or matters.

(e)           Unless otherwise noted herein or the context otherwise requires, all references to articles and sections refer to Articles and Sections of this Agreement, and all references to exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes.  The headings and underlined paragraph titles are for guidance only and shall have no significance in the interpretation of this Agreement.

ARTICLE 2   THE COMPANY

2.01          Status

The Company is a Delaware limited liability company organized under the Act.  The Company became a limited liability company upon the Conversion, which was effective on December 29, 2008.

2.02          Name

The Company’s name is Genesis Energy, LLC.

2.03          Purposes

The Company’s purposes are (i) for so long as it holds any of the Common Units of Genesis to act as a limited partner of Genesis, (ii) for so long as it is the general partner of Genesis, to act as a general partner or managing member, as the case may be, of Genesis and, if applicable, Genesis Crude Oil, L.P., and any other partnership or limited liability company of which Genesis or Genesis Crude Oil, L.P. is, directly or indirectly, a partner or member, and (iii) to undertake activities that are ancillary to the above (including being a limited partner or member in Genesis or any such other partnership or limited liability company), and in connection therewith to engage in any lawful act, activity and/or business for which limited liability companies may be organized under the Act.

2.04          Principal Place of Business

The Company’s principal place of business shall be 919 Milam, Suite 2100, Houston, Texas 77002 or at such other place or places within or without the State of Texas as may from time to time be established by the Directors.

2.05          Registered Office and Agent

The Company’s registered agent is Corporation Trust Company.  The office of the registered agent is at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

2.06          No State Law Partnership

The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member or Director be a partner or joint venturer of the Company or any other Member or Director, for purposes other than applicable tax laws, and this Agreement may not be construed to suggest otherwise.

2.07          Term

The Company was formed as a result of the Conversion.  Pursuant to the Act, the Company commenced its existence on September 4, 1996, which is the date that Genesis Energy L.L.C., the Company’s original predecessor entity commenced its existence.  The Company is to have perpetual existence.

2.08          Liability to Third Parties

No Member or Director shall be liable for the debts, obligations, or liabilities of the Company, including under a judgment, decree or order of a court.

2.09          Foreign Qualification

Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Directors shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

ARTICLE 3   MEMBERS

3.01          Class A Member and Additional Members

(a)           Class A Member.  The name and address of the Class A Member is listed on Exhibit A to this Agreement, attached hereto.

(b)           Additional Members.  The Company may admit additional or substitute Members only with the approval of the Class A Member.  Except with respect to Transfers of Ownership Interests expressly permitted by Section 3.05 below, the Class A Member may withhold approval of the admission of any Person in its absolute and sole discretion for any reason whatsoever.  A Person admitted as an additional or substitute Member shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member as specified under this Agreement and the Act and such Person shall execute and deliver to the Directors agreements appropriate in the discretion of the Directors acknowledging and agreeing to such restrictions and liabilities.

3.02          Certain Matters Relating to Members

(a)           Class A Ownership Interest. The owners of the Class A Ownership Interests are entitled to all of the Company’s rights to distributions and allocations of Profit and Loss (and other items of income gain, loss, deduction and credit, if any) from or relating to property owned by the Company, including all rights to distributions and allocations of Profit and Loss (and other items of income gain, loss, deduction and credit, if any) relating to the Company’s ownership of a general partner interest in Genesis, Genesis Common Units, Incentive Distribution Rights in Genesis, a general partner interest in Genesis Crude Oil, L.P., any ownership interest issued to the Company by any subsidiary of Genesis, any IDR Equivalents, any other rights or property of any nature owned by the Company, any distributions or proceeds received by the Company relating to or resulting from any of the foregoing or any disposition thereof, and all distributions of Available Cash (as defined in the Genesis Agreement) or any other distributions of cash, in either case by Genesis to the Company (collectively “Company Assets”), except to the extent that distributions or allocations are specifically designated herein to be allocated or distributed to the owners of the Class B Ownership Interests.  The Class A Ownership Interests also include the right to receive information pertaining to the Company and to inspect the Company’s books and records, the right to appoint Directors as provided in Section 5.01, and all of the rights to vote as a Member.

(b)           Class B Ownership Interests.

(1)           The Board of Directors may from time to time with the express prior written consent of the Class A Member award Class B Ownership Interests to specifically designated GP Officers, who as Class B Members in those specific circumstances further detailed herein will have the right to receive in the aggregate up to a 20% interest (the “Reserved Amount”) in the Incentive Distribution Cash Flow which the Company receives from Genesis.  A recipient of a Class B Ownership Interest shall be a Member.  Class B Ownership Interests shall be subject to vesting arrangements under which the recipient is required to provide services to or for the benefit of the Company, as specified in each Class B Member’s Award.  At any time, the aggregate of all Individual Class B Interests of all Class B Members may not be all of the Reserved Amount and therefore only may entitle the Class B Members in the aggregate to receive less than the full Reserved Amount.  All Class B Members’ Individual Class B Interests collectively may not entitle the Class B Members, in the aggregate, to receive more than 100% of the Reserved Amount.

(2)           Any Class B Ownership Interests awarded by the Company shall be awarded and administered in exchange for services performed or to be performed in the future, to or for the benefit of the Company, by the recipient of the Class B Ownership Interests.

(3)           Owners of the Class B Ownership Interests are entitled to the right to receive (i) allocations of the Company’s Profits and Losses (and other items of income gain, loss, deduction and credit, if any) and (ii) Distributions from the Company in accordance with Section 4.03 and other payments provided for in Article 3, including Sections 3.02(d) and 3.02(e).  Other than the right to receive allocations, Distributions and other payments provided in the preceding sentence, the owners of Class B Ownership Interests will not have any interest in, or a right to receive any allocations, Distributions or other payments related to, the Company’s general partner interest in Genesis, Common Units owned by the Company, IDR Equivalents, or any other Company Assets.

(4)           Class B Ownership Interests include the right to receive information pertaining to the Company and to inspect the company’s books and records.  Each Class B Member’s “Individual Class B Interest” shall be specified in that Class B Member’s Award, and shall represent such Member’s portion of the aggregate Class B Ownership Interests available under Section 3.02(b)(1) above to be awarded pursuant to this Agreement, and the portion of the Reserved Amount that such Class B Member is entitled to receive.

(5)           The Individual Class B Interest of each Class B Member will be as set out in the Award to that Class B Member, and may only be modified in writing as provided in that Award.

(6)           Class B Members are required to provide the Company and the Class A Member with such information regarding themselves as may be necessary in order for the Company and the Class A Member to comply with all applicable state and federal reporting requirements.

(c)           Class B Members’ Distributive Shares.

(1)           Once Genesis CABR per Adjusted Total Unit reaches certain levels (as detailed in subsection (3) below), under Awards awarded to each Class B Member, each Class B Member shall be entitled to receive his portion of the Company’s Incentive Distribution Cash Flow distributed in accordance with Section 4.03(a).  The Company’s “Incentive Distribution Cash Flow” for a fiscal quarter or other relevant period(s) shall be equal to the aggregate amount of Incentive Distributions actually received by the Company from Genesis attributable to such fiscal quarter or other relevant period(s), as applicable, plus if there has been a Conversion Event, those additional amounts described in Section 3.02(d)(5)(i).

(2)           The portion of Incentive Distribution Cash Flow to be distributed to a particular Class B Member (a Class B Member’s “Distributive Share”) shall be equal to (i) such Class B Member’s Individual Class B Interest multiplied by (ii) such Class B Member’s Applicable IDR Percentage (as determined in accordance with subsection (3) below) for the relevant period(s) to which the Incentive Distribution is attributable, multiplied by (iii) the Company’s Incentive Distribution Cash Flow for the relevant period(s).

(3)           Each Class B Member’s “Applicable IDR Percentage” shall be determined (as provided in the chart below) for any relevant period individually for that Class B Member based upon (i) the excess, if any, of Genesis’ CABR per Unit for the relevant period(s) over (ii) such Class B Member’s Base Amount per Unit, provided that if a split, reverse split, pro rata distribution by Genesis on its Common Units which is paid in Common Units, subdivision or combination, of Common Units takes place, CABR per Unit and a Class B Member’s Base Amount per Unit and any other amount or calculation based upon Common Units (as determined immediately prior to the record date for such split, reverse split, distribution, subdivision or combination) shall be proportionately adjusted as of the effective date or record date, as applicable, to take account of such split, reverse split, distribution, subdivision or combination:

Excess of Genesis’ CABR per Unit for the relevant period(s) over each Class B Member’s Base Amount per Unit	Each Member’s Applicable IDR Percentage for period

Excess of $0.14 or less of CABR per Unit over Member’s Base Amount per Unit	0%

Excess of $0.15 through $0.29 of CABR per Unit over Member’s Base Amount per Unit	2%

Excess of $0.30 through $0.44 of CABR per Unit over Member’s Base Amount per Unit	4%

Excess of $0.45 through $0.59 of CABR per Unit over Member’s Base Amount per Unit	6%

Excess of $0.60 through $0.74 of CABR per Unit over Member’s Base Amount per Unit	8%

Excess of $0.75 through $0.89 of CABR per Unit over Member’s Base Amount per Unit	10%

Excess of $0.90 through $1.04 of CABR per Unit over Member’s Base Amount per Unit	12%

Excess of $1.05 through $1.19 of CABR per Unit over Member’s Base Amount per Unit	14%

Excess of $1.20 through $1.34 of CABR per Unit over Member’s Base Amount per Unit	16%

Excess of $1.35 through $1.49 of CABR per Unit over Member’s Base Amount per Unit	18%

Excess of $1.50 or greater of CABR per Unit over Member’s Base Amount per Unit	20%

(4)           For example, if (i) a Class B Member’s Individual Class B Interest is 44%, (ii) his Base Amount per Unit is $0.925, (iii) Genesis CABR per Unit for the relevant period(s) is $1.525 per Unit, and (iv) the Company’s Incentive Distribution Cash Flow for the fiscal quarter is $100,000, the Distributive Share of that Class B Member for such fiscal quarter shall be calculated as follows:

(i)           his 44% Individual Class B Interest multiplied by

(ii)          his “Applicable IDR Percentage” determined by the excess of Genesis’ CABR per Unit of $1.525 over his Base Amount per Unit of $0.925, yielding a $0.60 excess, resulting in an “Applicable IDR Percentage” for that Class B Member of 8%, multiplied by

(iii)         the Company’s $100,000 Incentive Distribution Cash Flow, resulting in his Distributive Share of $3,520 (44% x 8% x $100,000).

(5)           If the Company or the Class A Member determines to waive receipt from Genesis of an Incentive Distribution for any period(s), the Company shall have no obligation to make Distributions in respect of such waived Incentive Distributions to the Class B Members under Section 3.02(c) for such period(s), and the Class A Member shall be entitled to determine the timing and terms of any sale of all or any portion of the Company’s IDRs, or conversion of all or any portion thereof into Common Units or other securities of Genesis or any other entity.

(d)           Class B Members’ Redemption Amount – Termination and Other Valuation Dates.

(1)           Subject to Section 3.02(d)(4), upon Termination of a Class B Member, that Class B Member shall cease to be a Member of the Company as of the applicable Termination Date and will no longer have any rights under this Agreement, other than to receive that Member’s Redemption Amount and to participate in any dispute resolution process affecting the determination of any amounts due such Member under this Agreement.  The “Redemption Amount” shall be equal to (a) the excess (the “Excess Amount”) of (i) such Class B Member’s IDR Share (determined as specified in subsection (2) below) as of the Class B Member’s Termination Date or other applicable Valuation Date (his “Current IDR Share”) over (ii) such Class B Member’s IDR Share determined as of the date of that Class B Member’s Award of his individual Class B Interest (his “Initial IDR Share”) multiplied by (b) such Class B Member’s Vesting Percentage (or in certain instances Vesting Percentages) (as set out in such Class B Member’s Award) on the Termination Date or other applicable Valuation Date; provided, however, that if such Class B Member’s Termination is a termination of employment for Cause, the Redemption Amount shall be equal to zero and his Individual Class B Interest in the Company shall be forfeited and cancelled as of the Termination Date.

(2)           A Class B Member’s “IDR Share” as of any given Termination Date or other applicable Valuation Date shall be equal to the IDR Valuation determined as of such Termination Date or other applicable Valuation Date multiplied by that Class B Member’s Individual Class B Interest as of that date, multiplied by the such Class B Member’s Applicable IDR Percentage for the fiscal quarter ending on or immediately prior to such Termination Date or other applicable Valuation Date.

(3)           Subject to Section 3.02(d)(4), the Redemption Amount shall be paid as soon as practical after such Termination Date, but in no event later than 60 days after such Termination Date and shall be payable only in cash, or if so elected by a Class B Member in Common Units or a combination of cash and Common Units.  If any Class B Member so elects (by written notice given to the Company and the Class A Member within 15 days after the Termination Date), all or a portion of the Redemption Amount shall be paid to such Class B Member in Common Units owned by the Company or its Affiliates, with the number of Common Units to be based upon dividing some or all of the Redemption Amount (as elected by a Class B Member) by the average closing price of Common Units on the American Stock Exchange (or other exchange upon which its Common Units are traded) for the five trading days immediately following such Termination Date.

(4)           If a Termination Date occurs prior to September 30, 2010:

(i)           the former Class B Member shall continue to receive that portion of Incentive Distribution Cash Flow determined by multiplying his Distributive Share attributable to all periods ending on or prior to September 30, 2010, by his applicable Vesting Percentage determined as of his actual Termination Date (provided that the Applicable IDR Percentage in determining his Distributive Share during this period shall be the former Class B Member’s Applicable IDR Percentage in effect on his actual Termination Date); and

(ii)          the former Class B Member’s (x) Current IDR Share for purposes of Section 3.02(d)(1)(a)(i) will be calculated using an IDR Valuation determined as of September 30, 2010 and an Applicable IDR Percentage determined as of his actual Termination Date, (y) Redemption Amount will be computed using the applicable Vesting Percentage determined as of his actual Termination Date, and (z) Redemption Amount will be paid as soon as reasonably practicable, but in no event later than 60 days after the Company receives the distributions attributable to Genesis’ fiscal quarter ending September 30, 2010.

(5)           If the Company sells, converts, exchanges or otherwise disposes of (including by, or as a result of, contribution, merger, consolidation, or other reorganization transaction) all or a part of its IDRs into or for IDR Equivalents (a “Conversion Event”), the Company shall calculate and record a number of Notional Units (calculated under the definition of “Notional Units”) that will thereafter represent the value of the IDR Equivalents received as a result of such Conversion Event.  In addition:

(i)           After a Conversion Event, Incentive Distribution Cash Flow shall include an additional amount equal to the actual per Common Unit distribution made by Genesis to holders of its Common Units during the relevant period(s), multiplied by the weighted average number of Notional Units for the same relevant period(s), and otherwise a Class B Member’s Distributive Share shall continue to be determined under the provisions of Section 3.02(c)(2); and

(ii)          After a Conversion Event, a Class B Member’s Current IDR Share shall be calculated under the provisions of Section 3.02(d)(1).

(e)           Redemption Amount - Change of Control.

(1)           “Change of Control” shall mean if any of the following events occur while there is at least one Class B Member:

(i)           the Transfer (but not including any pledge, grant of a security interest in, mortgage, or other encumbrance) of all or substantially all of the assets of DNR or the Company to any other Person or group of Persons acting in concert (a “Group of Persons”) other than to a member of the DNR Group.

(ii)          the DNR Group ceasing to own in the aggregate Class A Ownership Interests representing more than 50% of the Class A Ownership Interests, or if the Company is merged or consolidated with or into another person with the result that the DNR Group does not, directly or indirectly hold more than 50% of the equity interests ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors (or the equivalent) of the resulting entity;

(iii)         DNR is merged or consolidated with or into another Person with the effect that the pre-merger or pre-consolidation equity holders of DNR hold less than 50% of the combined voting power of the then outstanding securities ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors of the surviving entity of such merger or the entity resulting from such consolidation;

(iv)         a change in the composition of the board of directors of DNR, as a result of which during any period of twelve consecutive months, individuals who at the beginning of such period constitute DNR’s board of directors (together with any new director whose election by DNR’s board of directors or whose nomination for election by DNR’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors in office at the end of such period;

(v)         a Person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or similar transaction, have become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the securities of DNR representing 50% or more of the combined voting power of the then outstanding securities of DNR ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors;

(vi)         the DNR Group in the aggregate ceasing to own more than 50% of the general partner interest of Genesis; or

(vii)        the DNR Group ceasing to beneficially own in the aggregate more than 50% of the economic interests and voting rights in the Company.

(2)           In the event of a Change of Control, the Company shall be required to redeem each Class B Member’s Individual Class B Interest for the Redemption Amount calculated using the effective date of the Change of Control as the applicable Valuation Date for determining each Class B Member’s Current IDR Share.  Such Redemption Amount will be paid as soon as reasonably practical, but in no event later than 60 days of such effective date, and the Class B Members shall cease to be Members of the Company as of the effective date of the Change of Control and will no longer have any rights under this Agreement other than to receive the Redemption Amount.  For purposes of calculating the Redemption Amount upon a Change in Control, the “Applicable IDR Percentage” to be used to compute a Class B Member’s Current IDR Share shall be the higher of the “Change of Control Floor Percentage” specified in that Class B Member’s Award, or the “Applicable IDR Percentage” then in effect for a Class B Member under the provisions of Section 3.02(c)(3).

3.03          Member Action

(a)           Procedure.  Members may act on any matter requiring their vote or approval either at a meeting of Members or without a meeting by written consent signed by Members holding Ownership Interests sufficient to have approved such matter at a meeting of Members.

(b)           Meetings.

(1)           A meeting of the Members for the transaction of such business as may properly come before the meeting shall be held at least annually, and at such other times as shall be determined by the Directors, on such date and at such time as the Directors shall specify in the notice of the meeting, which shall be delivered to each Member entitled to vote thereon at such meeting not more than 20 nor more than 60 days prior to the date of the meeting.  Any four  Directors, the Chairman of the Board of Directors, or any Member or combination of Members entitled to vote thereon at such meeting, may call a special meeting of Members by giving written notice to all Members not less than 20 nor more than 60 days prior to the date of the meeting.  The notice for such special meeting shall specify the date of the meeting and the nature of any business to be transacted.  A Member may waive notice of a meeting of Members orally, in writing or by attendance at the meeting.

(2)           A Member may act at a meeting of Members through a Person authorized by written proxy signed by the Member.

(3)           The Class A Member must be present in person or by proxy in order for there to be a quorum at a meeting of Members.  No action may be taken in the absence of a quorum.

(4)           The chairman of a meeting shall have the power to adjourn the meeting from time to time, without notice, other than announcement of the time and place of the adjourned meeting.  Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(c)           Required Approval.  The Class A Member will have all of the voting or approval rights of the Members, and the affirmative vote of the Class A Member shall constitute the act of the Members at a meeting of Members.

(d)           Special Power and Authority.  Notwithstanding anything to the contrary in this Agreement, the Class A Member reserves the power and authority in its sole discretion to manage and direct any and all aspects of the Company’s business, affairs and properties, including to make all decisions which the Board of Directors otherwise would have the power and authority to make.  If the exercise of such power and authority by the Class A Member either is not consistent with, or in conflict with, an exercise by the Board of Directors of its power and authority, the exercise of such power and authority by the Class A Member will be controlling.

3.04          Negation of Fiduciary Duties

(a)           Directors and Members.

(1)           A Director or Member has no duties to the Company or to the other Members solely by reason of being a Director or Member other than, to the extent that under the Act it may not be eliminated, an implied contractual covenant of good faith and fair dealing.

(2)           Nothing in this Agreement shall be deemed to restrict in any way the rights of any Director or Member, or of any Affiliate of any Director or Member, to conduct any other business or activities whatsoever, and the Directors and Members and their Affiliates shall not be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company’s or Genesis’ business.

(3)           Being a Director or Member of the Company, or an Affiliate of a Director or Member, shall be without prejudice to the respective rights of the Directors and Members, or the rights of their respective Affiliates, to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom.  The Company and each Member waives any rights they might otherwise have to share or participate in such other interests or activities of the Directors or other Members or of their respective Affiliates.

(b)           DG&M.  Without limiting the foregoing, except for the obligations to perform its agreements specifically set forth in this Agreement, to the same extent that DG&M and its Affiliates have no duties or obligations to Genesis under the Genesis Agreement, DG&M and its Affiliates will not have any duties or obligations to the Company.

(c)           Written Agreements.  This Section will not limit the duties, obligations and agreements of DG&M, any Affiliate of DG&M, or any Class B Member, set forth in or arising under any written agreement between any such Person and the Company, Genesis or any Affiliate of either.

3.05          Restrictions on Transfer of Ownership Interest or Rights of a Member

The Class B Members will not have the right to Transfer all or any portion of their Individual Class B Interests prior to the dissolution and winding up of the Company.  Nothing contained in this Agreement will be construed to prevent a Person owning an equity interest in the Class A Member from Transferring all or any portion of such equity interest, and nothing contained in this Agreement will be construed to prevent the Class A Member from Transferring all or any portion of its Class A Ownership Interest in the Company.  If the Class A Member transfers a portion of the Class A Ownership Interest, the provisions of this Agreement will be binding on all owners of the Class A Ownership Interest, and the rights of the Class A Member hereunder will be exercised as agreed upon by all such owners of the Class A Ownership Interest; provided, however, that no such transfer will release the transferring party from any of its obligations.

3.06          Rights of Class B Members

In addition to those rights enumerated in Section 3.02(b)(3) and (4), each Class B Member shall have the right to receive (1) copies of all of the Company’s United States federal information returns and any required state, local or federal income tax returns, if any such returns have not been provided to the Class B Members by the Company under the provisions of Section 6.05, (2) reports on the Company’s operations for each taxable year (including detail of that Class B Member’s Capital Account reflecting all Profits and Losses (and items thereof) allocated and/or distributed to each such Class B Member during a taxable year), and (3) for a purpose reasonably related to such Class B Member’s interest in the Company, such reports and information as are otherwise compiled or available and that are reasonably necessary to provide full information regarding the results of operations and financial condition of the Company for or at the end of that taxable year.

ARTICLE 4   FINANCE

4.01          Contributions

(a)           Class A Member.  The Class A Member shall be treated as having made the Contributions equal to its agreed Effective Date Capital Account Balance as shown on Exhibit A of this Agreement. The Class B Members will have no obligation to make any capital contributions to the Company.

(b)           Additional Members.  A Person admitted as a Member in connection with the acquisition of a Class B Ownership Interest directly from the Company after the Effective Date will have no obligation to make any capital contributions to the Company.

(c)           Additional Contributions.  The Class A Member may make additional Contributions to the Company as it may deem necessary or appropriate from time to time, but shall have no obligation to do so.

(d)           Contributions Not Interest Bearing.  A Member is not entitled to interest or other compensation with respect to any cash or property the Member contributes to the Company except as specifically provided in this Agreement.

(e)           No Return of Contribution.  Except as specifically provided in this Agreement (i) a Member is not entitled to the return of any Contribution, (ii) an unrepaid Contribution is not a liability of the Company or of any Member, and (iii) a Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Contribution.

(f)           Advances by Members.  If the Company does not have sufficient cash to pay its obligations, any Member that agrees to do so may advance all or any part of the needed funds to or on behalf of the Company but only if (i) the advance is unsecured; (ii) the Class A Member expressly consents thereto; and (iii) the advance bears a market rate of interest.  An advance described in this Section constitutes a loan from the Member to the Company and is not a Contribution.

4.02          Allocation of Profit and Loss

(a)           Allocations.  Allocations of the Company’s Profit and Loss, or items included in Profits and Loss (and other items of income, gain, loss, deduction and credit, if any) will be made in accordance with the provisions of Exhibit B, attached hereto, which is hereby incorporated by reference for all purposes of this Agreement.

(b)           Effect of Transfers During Year.  Subject to the provisions of Section 4.06(c), the Company shall prorate its allocation of items attributable to an Ownership Interest that is Transferred during a taxable year between the transferor and the transferee based on any permissible method under the Code as reasonably determined by the Directors.

4.03          Distributions

(a)           Incentive Distribution Cash Flow.  Incentive Distribution Cash Flow shall be distributed no more frequently than quarterly, as soon as practical following receipt of Incentive Distribution Cash Flow as follows:

(1)           First, all Incentive Distribution Cash Flow shall be distributed to the Class B Members (commencing as to each Class B Member based on the date specified in that Class B Member’s Award) in accordance with their respective Distributive Shares until each Class B Member has received distributions pursuant to this Section 4.03(a)(1) equal to such Class B Member’s Distributive Share; and

(2)           Then, all remaining Incentive Distribution Cash Flow shall be distributed to the Class A Member.

(b)           Capital Event Proceeds.  Subject to the Class B Members’ prior rights under the provisions of Section 5.05(c), if the Company sells all or substantially all of its assets as part of, or in anticipation of, liquidation of the Company (including by, or as a result of, contribution, merger, consolidation, or other reorganization transaction), the proceeds received from any such sale shall be distributed as soon as practical following receipt thereof by the Company, as follows:

(1)           First, to the Class B Members in accordance with their respective Redemption Amounts (determined as of the date the Company receives such proceeds) until all Class B Members have received Distributions pursuant to this Section 4.03(b)(1) in an amount equal to their respective Redemption Amounts; and

(2)           Then, all remaining proceeds from such sale, if any, shall be distributed to the Class A Member.

If a Class B Member receives his full Redemption Amount under the provisions of this Section 4.03(b), then he will cease to be a Member of the Company as of the date that he receives his full Redemption Amount.

(c)           Other Available Funds.  All other Available Funds not distributed or distributable pursuant to the provisions of Sections 4.03(a) or (b) above shall be distributed to the Class A Member.

4.04          Capital Accounts

A separate Capital Account will be maintained for each Member in accordance with the provisions of Exhibit B.  No Member shall at anytime, including upon liquidation of the Company or his interest therein, have any obligation to contribute to the Company, to any other Member or any third party any amounts necessary to restore any deficit balance in such Member’s Capital Account (as that term is defined in Exhibit B) or similar account to zero.

4.05          Amounts Withheld

Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that it determines to be necessary to cause the Company to comply with any foreign or United States federal, state or local withholding requirement with respect to any allocation, payment or Distribution by the Company to any Member or other Person.  All amounts so withheld, and, in the manner determined by the Board of Directors, amounts withheld with respect to any allocation, payment or Distribution by any Person to the Company, shall be treated as Distributions to the applicable Members under Section 4.03 or 8.04, as the case may be.  If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under Section 4.03 or 8.04, as the case may be, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Member, such Member and any successor or assignee with respect to such Member’s Ownership Interest hereby indemnifies and agrees to hold harmless the Board of Directors, the Directors, the other Members and the Company for such excess amount or such withholding requirement, as the case may be, and any penalties assessed on such amounts.

4.06          Class B Ownership Interests

Any Class B Ownership Interests awarded by the Company shall be awarded and administered in accordance with the following principles:

(a)           The Capital Accounts of all Members (other than the Persons to whom Class B Ownership Interests are awarded) and the Gross Asset Value (as defined in Exhibit B hereto) of all Company properties shall be adjusted in the manner pursuant to the terms of the definition of Gross Asset Value immediately prior to the award of any Class B Ownership Interests.

(b)           If on the date of award of a Class B Ownership Interest an amount is credited to the Capital Account of the recipient of Class B Ownership Interest because of compensation income recognized by the recipient under Code Section 83, the Company shall make Corrective Allocations (as defined in Exhibit B) in a manner and to the extent necessary to offset the compensation income recognized by the recipient as quickly as possible;

(c)           The recipient of Class B Ownership Interests will participate in the allocation of Profits and Losses and share in Distributions from the date of award as provided in this Agreement;

(d)           In the event any Class B Ownership Interests on the date of award are not transferable or are subject to a substantial risk of forfeiture (both within the meaning of Code Section 83 and the Treasury Regulations thereunder), the recipients of the Class B Ownership Interests shall make an election under Code Section 83(b) within thirty (30) days after the date of award and shall send a copy of such election to the Company and the Board of Directors for their records;

(e)           The Company and all Members shall file their tax returns in a manner consistent with the provisions of this Agreement governing such Class B Ownership Interests.

ARTICLE 5   MANAGEMENT

5.01           Management

(a)           Initially, the Company shall be managed by an eleven member Board of Directors, all of whom will be appointed by the Class A Member subject to any written agreements entered into by the Class A Member pertaining to the designation of individuals to be appointed to serve as directors.  All directors will be individuals.  The number of directors shall not be less than three nor more than 14.  Notwithstanding the foregoing, the Class A Member will have the right, at any time in the exercise of its sole discretion to increase the size of the Board of Directors, and fill any vacancies so created, to remove any or all of the Directors, to appoint new Directors in place of those removed, to appoint a new Director to fill any vacant Director position, and to modify the number of directors constituting a quorum of the Board of Directors.  At least three of the Directors will be Outside Directors.

(b)           The Class A Member, acting in its sole discretion, will have the authority to appoint the Chairman of the Board of Directors, which will be a position held as a Director, and will not be deemed an officer of the Company.  The Chairman of the Board of Directors will preside at all meetings of the Members or of the Directors at which he may be present, and will have such other duties, powers and authority as may be prescribed by this Agreement, or by resolutions adopted by the Directors and which he accepts.

5.02           Time Devoted to Business

The Directors shall devote only the amount of time to the Company’s activities as is reasonably necessary to discharge the Directors’ responsibilities.

5.03           Powers and Authority

(a)           General Scope.  Subject to Section 3.03(d) of this Agreement and except for matters specifically reserved for a Member by this Agreement, or on which the Members’ approval is required by the Act or this Agreement, the Directors have power, authority and discretion to manage and direct the Company’s business, affairs and properties, including, without limitation, the specific powers referred to in Article 5.  However, neither the Directors nor the officers of the Company have authority to take any action in contravention of the Genesis Agreement.

(b)           Specific Powers, Delegation.

(1)           The Directors are authorized on the Company’s behalf, and in all cases subject to the restrictions imposed on the Company as the general partner of Genesis by the Genesis Agreement, to make all decisions as to the acquisition, financing, maintenance, holding and disposition of the Company’s  assets (the “Company Property”), and in connection therewith are authorized on the Company’s behalf, and subject to the terms of this Agreement, to make all decisions as to (i) the development, sale, lease or other disposition of the Company Property; (ii) the purchase or other acquisition of other assets of all kinds; (iii) the management of all or any part of the Company Property and the  business of the Company; (iv) the borrowing of money and the granting of security interests in the Company Property (including loans from Members); (v) the prepayment, refinancing or extension of any security interest affecting the Company Property; (vi) the compromise or release of any of the Company’s claims or debts; (vii) the employment of persons, firms or corporations for the operation and management of the Company’s business; and (viii) determination of the amount of Available Funds and of the amount and timing of Distributions to Members, subject to the obligations regarding Distributions and other payments (if any) to be made to Class B Members pursuant to the provisions of Sections 3.02(c), (d) and (e).

(2)           The Directors are authorized on the Company’s behalf in its capacity as the general partner of Genesis, to make all decisions regarding the conduct, direction and management of all activities of Genesis, and regarding the exercise of all management powers over the business and affairs of Genesis, in accordance with the terms of the Genesis Agreement.  In this regard, the Directors are authorized on the Company’s behalf, in it capacity as general partner of Genesis, and subject to any restrictions contained in the Genesis Agreement, to make all decisions regarding exercise of the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the general partner of Genesis under the various provision of the Genesis Agreement, and to make all decisions related to the exercise of full power and authority to do all things, on such terms as the Directors in their sole discretion deem necessary or appropriate, to conduct the business of Genesis, including decisions related to (i) exercise of all powers set forth in Section 2.5 of the Genesis Agreement, (ii) effectuating the purposes set forth in Section 2.4 of the Genesis Agreement, and (iii) the matters specifically listed in Section 7.2 of the Genesis Agreement.

(3)           The Directors may delegate to the officers of the Company, the authority to conduct the day to day business and operations of the Company and Genesis, including the authority, on behalf of the Company acting both in its own capacity and in the capacity of the general partner of Genesis, to execute and deliver (i) all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company Property and the assets of Genesis (“Genesis Property”); (ii) all checks, drafts and other orders for the payment of the Company’s funds and Genesis’ funds; (iii) all promissory notes, mortgages, deeds of trust, security agreements and other similar documents; (iv) all articles, certificates and reports pertaining to the Company’s or Genesis’ organization, qualification and dissolution; (v) all tax returns and reports; (vi) all documents necessary to acquire Company Property and Genesis Property; and (vii) all other instruments of any kind or character relating to the conduct of the Company’s or Genesis’ day to day business and operations.

5.04          Actions by Directors

(a)           Meetings of Directors.  Meetings of the Directors may be held on such dates and at such times as shall be determined by the Directors.  The Directors will periodically set a regular meeting schedule, with notice of the establishment of such regular meeting schedule being given to Directors that were not present at the meeting at which it was adopted.  Special meetings of the Directors may be called by the Chairman of the Directors, the Chief Executive Officer or the Secretary by notice thereof (specifying the place and time of such meeting) that is delivered to each other Director at least 10 business days prior to such meeting.  Neither the business to be transacted at, nor the purpose of, such special meeting need to be specified in the notice (or waiver of notice) thereof.  Five Directors will constitute a quorum at a meeting of Directors.  No action may be taken in absence of a quorum.  Unless otherwise expressly provided herein, at any meeting of the Directors in order for an act of the Directors to be effective it must have approval of a majority of all of the Directors.

(b)           Committees of Directors; Delegation of Authority to Individual Director.  The Directors may designate one or more committees, each of which shall be comprised of one or more Directors, and may designate one or more of the Directors as alternate members of any committee.  Except for matters that cannot be delegated to such a committee according to this Agreement, any such committee, to the extent provided in the resolution establishing it, shall have and may exercise all of the authority that may be exercised by the Directors.  Regular and special meetings of such committee shall be held in the manner designated by the Directors or, if not so designated, by such committee.  The Directors may dissolve any committee at any time.  In addition, the Directors may delegate to one or more Directors such authority and duties, and assign to them such titles, as the Directors may deem advisable.  Any such delegation may be revoked at any time by the Directors.  A majority of the members of a committee will constitute a quorum at a meeting of the committee.  No action may be taken absent a quorum.  At any meeting of a committee the act of a majority of the members who are present at such meeting at which a quorum is present will be the act of the committee.

(c)           Audit Committee.  The Directors will designate an Audit Committee composed entirely of three or more Outside Directors.  The Audit Committee shall perform such functions as may be appropriate, including meeting for the purpose of deciding on whether or not to grant a Special Approval pursuant to the terms of the Genesis Agreement, at the request of any Member.

5.05          Matters Requiring Member Approval; Objection to Sale of All Assets

(a)           Matters Requiring Class A Member Approval.  Notwithstanding any other provision of this Agreement or any provision of law that otherwise so empowers the Company or the Members (collectively the “Parties”), none of the Company or the Members shall, without the approval of the Class A Member do any of the following:

(1)           dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or Transfer its properties and assets substantially as an entirety to any entity;

(2)           engage in any business or activity other than as set forth in this Agreement;

(3)           file a voluntary petition or otherwise initiate or consent to proceedings to be adjudicated insolvent or seeking an order for relief as a debtor under the United States Bankruptcy Code, as amended (11 U.S.C. §§ 101, et seq.) (the “Bankruptcy Code”), or file or consent to the filing of any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make or consent to any general assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or declare or effect a moratorium on its debt or take any corporate action in furtherance of any such action;  or

(4)           amend, alter, change or repeal any provision of this Agreement.

(b)           Matters Requiring a Class B Member’s Consent.  Notwithstanding any other provision of this Agreement (other than Section 3.02(c)(5), none of the Company or the Members shall either (i) amend, alter, change, repeal or replace (directly or indirectly, including by amendment, restatement, replacement, merger, share exchange, liquidation, reorganization or otherwise) any provision of this Agreement, in a manner that (then or in the future) in any material way adversely affects the Distributions or Redemption Amount payable to a Class B Member, or that would increase the financial obligations of a Class B Member under this Agreement, or (ii) except as required by a change in the law or a final, binding and non-appealable judgment, or except to the extent the Internal Revenue Service or any other federal tax authority has asserted a claim to the contrary and the Person taking a tax reporting position reasonably and in good faith believes that such authority is more likely than not to be successful in adjudicating such claim, take a federal tax reporting position inconsistent with that specified in Section 7.10(b) that could materially and adversely affect any Class B Member, in either the case of (i) or (ii), without such Class B Member’s prior written consent.

(c)           Objection to Liquidation Related Sale of all Assets. If the Company proposes to sell all or substantially all of its assets as part of, or in anticipation of, liquidation of the Company (including by, or as a result of, contribution, merger, consolidation, or other reorganization transaction), the Class A Member must provide written notice to all Class B Members identifying in sufficient detail the terms of such sale, and within 30 days of being provided such notice, each Class B Member may object to such sale and the terms thereof, provided that a Class B Member's sole remedy in the event of such objection is to elect (by written notice to the Class A Member and the Company) to receive his respective Redemption Amount prior to dissolution and liquidation of the Company, with his Redemption Amount to be calculated to give effect to such proposed sale and using to the extent possible a Valuation Date immediately prior to such liquidation; provided that if in connection with such proposed sale or liquidation a Class B Member otherwise is entitled to be paid his Redemption Amount under any other provision of this Agreement, such Class B Member shall have the right to receive such other Redemption Amount pursuant to such other provision in lieu of the Redemption Amount calculated pursuant to this Section 5.05(c).

5.06          Fiduciary Duties

(a)           Exculpation.  Directors and officers of the Company shall not be liable to the Company or its Members for monetary damages for an act or omission in the Director’s capacity as a Director or the officer’s capacity as an officer, as the case may be, except that this Section does not eliminate or limit the liability of a Director or officer to the extent the Director or officer is found liable for (i) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law; (ii) a transaction from which the Director or officer received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the respective Director’s or officer’s office; or (iii) an act or omission for which the liability of a Director or officer is expressly provided by an applicable statute.  Any repeal or amendment of this Section 5.06(a) by the Members shall be prospective only and shall not adversely affect any limitation on the liability of a Director or officer existing at the time of such repeal or amendment.  In addition to the circumstances in which a Director or officer is not liable as set forth in the preceding sentences, a Director or officer shall not be liable to the fullest extent permitted by any provision of the statutes of Delaware hereafter enacted that further limits the liability of a manager or officer of a limited liability company.

(b)           Justifiable Reliance.  The Directors may rely on the Company’s records maintained in good faith and on information, opinions, reports or statements received from any Person pertaining to matters the Directors reasonably believe to be within the Person’s expertise or competence.

5.07          Compensation

The Company will compensate the Directors for services to or on behalf of the Company in such amounts as the Directors determine from time to time.  Additionally, the Company will reimburse each Director for reasonable expenses properly incurred on the Company’s behalf.

5.08          Tenure

(a)           Term.  A Director shall serve until the earlier of:  (1) the Director’s resignation; (2) the Director’s removal; (3) the Director’s Bankruptcy; and (4) the Director’s death or adjudication of incompetency.

(b)           Resignation.  A Director at any time may resign by written notice delivered to the Members at least 30 days prior to the effective date of the resignation.

(c)           Vacancy.  If a Director for any reason ceases to act, such Director’s position shall be deemed to be vacant.  Such vacancy shall be filled pursuant to the provisions of Section 5.01(a).

5.09          Provisions Applicable to all Meetings

In connection with any meeting of the Directors, Members, or any committee of the Directors, the following provisions shall apply:

(a)           Place of Meeting.  Any such meeting shall be held at the principal place of business of the Company, unless the notice of such meeting (or resolution of the Directors or committee, as applicable) specifies a different place, which need not be in the State of Delaware.

(b)           Waiver of Notice Through Attendance.  Attendance of a Person at such meeting shall constitute a waiver of notice of such meeting, except where such Person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)           Proxies.  A Person may vote at such meeting by a written proxy executed by that Person and delivered to another Director, Member, or member of the committee, as applicable.  A proxy shall be revocable unless it is stated to be irrevocable.

(d)           Action by Written Consent.  Any action required or permitted to be taken at such a meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Directors, Members, or members of the committee, as applicable, having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all Members, Directors, or members of the committee, as applicable, entitled to vote on the action were present and voted.

(e)           Meetings by Telephone.  Directors, Members, or members of the committee, as applicable, may participate in and hold meetings by means of conference telephone, video conference, or similar communications equipment by means of which all Persons participating in the meeting can hear each other.

5.10          Officers

(a)           The officers of the Company may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries, and one or more Assistant Treasurers.  The Directors shall elect a Chief Executive Officer, a President and a Secretary immediately after the Conversion is effective and thereafter at their first meeting after each annual meeting of the Members.  The Directors then, or from time to time, also may elect one or more of the other prescribed officers as they shall deem advisable, but need not elect any officers other than a Chief Executive Officer, a President and a Secretary.  The Directors may, if they desire, elect or appoint additional officers as may be deemed necessary, and may further identify or describe the rights and duties of any one or more of the officers of the Company.

The officers of the Company need not be Members, Directors or residents of the State of Delaware.  Any two or more offices may be held by the same person.

An officer shall be deemed qualified when he enters upon the duties of the office to which he has been elected or appointed and furnishes any bond required by the Directors; but the Directors also may require his written acceptance and promise faithfully to discharge the duties of such office.

(b)           Subject to the rights and obligations contained in any employment or similar agreement between the Company and an officer, each officer of the Company shall hold his office at the pleasure of the Directors or for such other period as the Directors may specify by agreement or otherwise at the time of his election or appointment, or until his death, resignation, replacement or removal by the Directors, whichever first occurs.

(c)           The Directors from time to time also may appoint such other agents for the Company as they shall deem necessary or advisable, each of whom shall serve at the pleasure of the Directors or for such period as the Directors may specify, and shall exercise such powers, have such titles and perform such duties as shall be determined from time to time by the Directors or by an officer empowered by the Directors to make such determinations.

5.11          Removal

Any officer or agent or member of a committee elected or appointed by the Directors, and any employee, may be removed or discharged by the Directors whenever in their judgment the best interests of the Company would be served thereby, and will be removed by the Directors if so instructed by the Class A Member, but without prejudice to the contract rights, if any, of the person so removed or discharged.  Election or appointment of an officer or agent or member of a committee shall not of itself create contract rights.

5.12          Compensation

The officers shall receive compensation for their services as approved by the Directors.  To the extent the officers shall incur out-of-pocket costs and expenses in the course of their service hereunder, including the portion of their overhead reasonably allocable to Company activities, the officers shall be reimbursed for such costs and expenses by the Company.

5.13          Delegation of Authority to Hire, Discharge, and Designate Duties

The Directors from time to time may delegate to the Chief Executive Officer or other officer or executive employee of the Company, authority to hire, discharge, and fix and modify the duties, salary or other compensation of, employees of the Company under their jurisdiction, and the Directors may delegate to such officer or executive employee similar authority with respect to obtaining and retaining for the Company the services of attorneys, accountants, and other experts.

5.14          The Chief Executive Officer

In the absence of the Chairman of the Directors, the Chief Executive Officer shall preside at all meetings of the Members or of the Directors at which he may be present.  The Chief Executive Officer shall have such other duties, powers, and authority as may be prescribed in this Agreement or by resolutions adopted by the Directors.  The Directors may delegate such other authority and assign such additional duties to the Chief Executive Officer, other than those conferred by law exclusively upon the President, as they may from time to time determine, and, to the extent permissible by law, the Directors may confer on the Chief Executive Officer all of the powers otherwise conferred upon the President of the Company under Section 5.15 of this Agreement, or they may, from time to time, divide the responsibilities, duties, and authority for the general control and management of the Company’s business and affairs between the Chief Executive Officer and the President.

5.15          The President

Subject to any resolutions adopted by the Directors regarding the duties, powers and authority of the President, the President shall have such general executive powers and duties of supervision and management as usually are vested in the office of the president of a corporation, and he shall carry into effect all directions and resolutions of the Directors.  The President, in the absence of the Chairman of the Directors and the Chief Executive Officer, shall preside at all meetings of the Members or of the Directors.

The President may execute all bonds, notes, debentures, mortgages, and other contracts requiring a seal, under the seal of the Company, may cause the seal to be affixed thereto, and may execute all other instruments for and in the name of the Company.

Unless the Directors otherwise provide, the President, or any person designated in writing by him, may (i) attend meetings of shareholders, partners or members of other companies to represent this Company thereat and to vote or take action with respect to interests of any such company owned by this Company in such manner as he or his designee may determine, and (ii) execute and deliver waivers of notice and proxies for and in the name of this Company with respect to interests of any such company owned by this Company.

He shall, unless the Directors otherwise provide, be an ex officio member of all standing committees.

He shall have such other or further duties and authority as may be prescribed elsewhere in this Agreement or from time to time or by resolutions adopted by the Directors.

5.16          Vice Presidents

In the absence, disability, or inability or refusal to act of the President, any Vice President may perform the duties and exercise the powers of the President, until the Directors otherwise provide.  Vice Presidents shall perform such other duties and have such other power and authority as shall from time to time be prescribed by resolutions adopted by the Directors.

5.17          The Secretary and Assistant Secretaries

The Secretary shall attend all sessions of the Directors and all meetings of the Members, shall prepare minutes of all proceedings at such meetings, and shall preserve them in a minute book of the Company.  He shall perform similar duties for the executive and other standing committees when requested by the Directors or any such committee.

He shall see that all books, records, lists, and information, or duplicates, required to be maintained at the registered or other office of the Company in Delaware, or elsewhere, are so maintained.

He shall perform such other duties and have such other responsibility and authority as may be prescribed elsewhere in this Agreement or shall from time to time be prescribed by resolutions adopted by the Directors or by the Chief Executive Officer or President of the Company, under whose direct supervision he shall be.

Any Assistant Secretary, in the absence, disability, or inability or refusal to act of the Secretary, may perform the duties and exercise the powers of the Secretary until the Directors otherwise provide.  Assistant Secretaries shall perform such other duties and have such other authority as the Directors may from time to time prescribe.

5.18          The Treasurer and Assistant Treasurers

The Treasurer shall have responsibility for the safekeeping of the funds and securities of the Company, shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall keep, or cause to be kept, all other books of account and accounting records of the Company.  He shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Directors or by any officer of the Company to whom such authority has been granted by the Directors.

He shall disburse, or permit to be disbursed, the funds of the Company as may be ordered, or authorized generally, by the Directors, and shall render to the Chief Executive Officer and President of the Company and the Directors, whenever they may require it, an account of all his transactions as Treasurer and of those under his jurisdiction, and of the financial condition of the Company.

He shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement or from time to time by resolutions adopted by the Directors.

He shall, unless otherwise provided by the Directors, be the chief financial and accounting officer of the Company.

If required by the Directors, he shall give the Company a bond in a sum and with one or more sureties satisfactory to the Directors for the faithful performance of the duties of his office and for the restoration to the Company, in the case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control which belong to the Company.

Any Assistant Treasurer, in the absence, disability, or inability or refusal to act of the Treasurer, may perform the duties and exercise the powers of the Treasurer until the Directors otherwise provide.  Assistant Treasurers shall perform such other duties and have such other authority as the Directors may from time to time prescribe.

5.19          Duties of Officers May Be Delegated

If any officer of the Company be absent or unable to act, or for any other reason that the Directors may deem sufficient, the Directors may delegate, for the time being, some or all of the functions, duties, powers, and responsibilities of any officer to any other officer, or to any other agent or employee of the Company or other responsible person, provided a majority of all the Directors concurs.

ARTICLE 6   RECORDS AND ACCOUNTING

6.01          Partnership for Tax Purposes

The Company and the Members agree that it is their intent that the Company be classified as a partnership for United States federal income tax purposes under Treas. Reg. §301.7701-3.  To the extent Treas. Reg. §301.7701-3 does not govern the state and local tax classification of the Company, the Tax Matters Member shall take such action as may be permitted or required under any state and/or local law applicable to the Company to cause the Company to be taxable as, and in a manner consistent with, a partnership (or the functional equivalent thereof under applicable law) for the state and/or local income tax purposes.  Neither the Company nor any Member may make an election under Treas. Reg. §301.7701-3(c) to treat the Company as an association taxable as a corporation.  In furtherance of this intent, the Company will file as a partnership for United States federal income tax purposes.  In addition, neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

6.02          Maintenance of Records

(a)           Required Records.  The Company shall maintain at its principal place of business the following:

(1)           a complete and accurate accounting of all financial transactions;

(2)           a complete and accurate record of all matters acted upon by the Members;

(3)           a current list in alphabetical order of the full name and last known business street address of each Member;

(4)           copies of the stamped Certificate and any certificate of amendment;

(5)           copies of the Company’s federal, state and local income tax returns and reports, if any, for the 6 most recent taxable years (if applicable);

(6)           copies of the Company’s financial statements, if any, for the 6 most recent taxable years (if applicable); and

(7)           a copy of this Agreement, including any amendments.

(b)           Member Access.  A Member and the Member’s authorized representative shall have access to and may inspect and copy all books, records and materials pertaining to the Company or its activities.  The exercise of such rights shall be at the requesting Member’s expense.

6.03          Financial Accounting

(a)           Accounting Method.  The Company shall account for its financial transactions using a method of accounting determined by the Directors in compliance with Section 444 of the Code.

(b)           Taxable Year.  The Company’s taxable year shall be the Company’s annual accounting period determined by the Directors in compliance with Sections 441 and 706 of the Code.

6.04          Reports

(a)           Members.  As soon as practicable after the close of each taxable year, the Company shall prepare and send to the Members such reports and information as are reasonably necessary to (1) inform the Members of the results of the Company’s operations for the taxable year and (2) enable the Members to completely and accurately reflect their distributive shares of the Company’s income, gains, deductions, losses and credits in their federal, state and local income tax returns for the appropriate year.

(b)           Periodic Reports.  The Company shall complete and file any periodic reports required by the Act or the law of any other jurisdiction in which the Company is qualified to do business.

6.05          Tax Returns

The Company shall cause to be prepared and filed a United States federal information return and any required state, local or foreign income tax and information returns for each Taxable Year for the Company and shall make any elections the Board of Directors may deem appropriate and in the best interests of the Members.  Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.  The Company shall furnish all pertinent information to the Members that is necessary to determine amounts includible on their tax returns with respect to the Company (including Schedule K–1) as soon as practicable after the end of the Taxable Year.

6.06          Tax Matters Member

DG&M shall be the “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”) and the “notice partner” within the meaning of Section 6223 of the Code.  Appointment of a replacement Tax Matters Member shall be made by the Class A Member.  Each person (for purposes of this Section 6.06 “Pass-Thru Member”) that holds or controls a Ownership Interest on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another person or persons shall, within thirty (30) days following receipt from the Tax Matters Member of a notice or document, convey such notice or other document in writing to all holders of beneficial Interests in the Company holding such Interest through such Pass-Thru Member.  The Tax Matters Member is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction.  The Tax Matters Member is not authorized to sign consents or enter into settlements or other agreements with any governmental agencies, unless the Board of Directors has approved such action.

ARTICLE 7   INDEMNIFICATION

7.01          Right to Indemnification

Subject to the limitations and conditions as provided in this Article 7, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding’’), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or another Person of whom such Person is the legal representative, is or was a Member and/or Director of the Company or while a Member and/or Director of the Company is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment) against losses, damages, claims, demands, judgments, penalties (including excise and similar taxes and punitive damages), fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding (collectively “Indemnified Damages”), and indemnification under this Article 7 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article 7 shall be deemed contract rights, and no amendment, modification or repeal of this Article 7 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification, or repeal. It is expressly acknowledged that the indemnification provided in this Article 7 could involve indemnification for negligence or under theories of strict liability.

7.02          Limitations

No Member, Director or other Person (“Covered Person”) shall be entitled to be indemnified in respect of any Indemnified Damages incurred by such Covered Person by reason of (i) an act or omission of such Covered Person that involves intentional misconduct or a knowing violation of the law, (ii) a transaction from which the Covered Person received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such Covered Person’s office, or (iii) an act or omission for which the liability of such Covered Person is expressly provided by an applicable statute.  Any indemnity under this Article 7 by the Company shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

7.03          Advance Payment

The right to indemnification conferred in this Article 7 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under this Article 7 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Article 7 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article 7 or otherwise.

7.04          Indemnification of Officers, Employees and Agents

The Company shall indemnify and advance expenses to an Officer of the Company to the extent required to do so by the Act or other applicable Law, or any employment agreement with such Officer. The Company, by adoption of a resolution by the Class A Member and the Board of Directors, may indemnify and advance expenses to an Officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members and/or Directors under this Article 7 or to such other extent as the Class A Member and the Board of Directors deem advisable; and, the Company may indemnify and advance expenses to Persons who are not or were not Members and/or Directors, Officers, employees, or agents of the Company but who are or were serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of its status as such a Person to the same extent that the Company may indemnify and advance expenses to Members and/or Directors under this Article 7.

7.05          Appearance as a Witness

Notwithstanding any other provision of this Article 7, the Company may pay or reimburse expenses incurred by a Member, Director or other Person indemnified pursuant to this Article 7 in connection with its appearance as a witness or other participation in a Proceeding at a time when it is not a named defendant or respondent in the Proceeding.

7.06          Nonexclusivity of Rights

The right to indemnification and the advancement and payment of expenses conferred in this Article 7 shall not be exclusive of any other right which a Member or Director, or other Person indemnified pursuant to this Article 7 may have or hereafter acquire under any Law, provision of this Article 7 or this Agreement, agreement, vote of Members, or otherwise.

7.07          Insurance

The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Member, Director, Officer, employee, agent or other representative of the Company or is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 7.

7.08          Member Notification

To the extent required by Law, any indemnification of or advance of expenses to a Member in accordance with this Article 7 shall be reported in writing to the other Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12 month period immediately following the date of the indemnification or advance.

7.09          Savings Clause

If this Article 7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member, Director, or any other Person indemnified pursuant to this Article 7 as to Indemnified Damages to the full extent permitted by any applicable portion of this Article 7 that shall not have been invalidated and to the fullest extent permitted by Law.

7.10          Tax Indemnification by the Parties

Each of the Parties acknowledges that (a) the terms and provisions of this Agreement have been reviewed on his/its behalf by his/its own tax counsel, (b) distributions or other payments to be made to the Members under this Agreement will be treated for federal income tax purposes as amounts payable to him/it as a partner in the Company and not as a guaranteed payment for such tax purposes, and will be reported accordingly, and (c) in his capacity as an officer of the Company, no Class B Member will be treated as an employee for federal income tax purposes, and thus the Company will not be required to withhold federal, state or local income or payroll taxes with respect to amounts payable to such officer of the Company under his Employment Agreement, and except as otherwise provided in Section 3(h) of the Employment Agreement, such officer will be individually responsible for all federal, state and local income taxes and any self-employment or other payroll taxes which are imposed on him.  Each of the Class B Members severally agrees to indemnify the Company for any tax liability that the Company incurs and for which such Class B Member has primary liability, or penalty or interest thereon, arising out of his failure to pay appropriate federal, state or local income taxes and self-employment or other payroll taxes.

ARTICLE 8   DISSOLUTION AND LIQUIDATION

8.01          Dissolution

Except as otherwise expressly provided herein, the Company shall be dissolved upon the occurrence of any of the following events (an “Event of Dissolution”):

(a)           The written election of the Members;

(b)           At any time there are no Members of the Company unless the Company is continued pursuant to the Act and this Agreement;

(c)           Entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(d)           The Transfer (but not including any pledge, grant of a security interest in, mortgage, or other encumbrance) of all, or substantially all, of the assets of the Company;

Except as otherwise provided herein, dissolution shall be effective on the date of the Event of Dissolution, but the Company shall not terminate until its assets have been distributed in accordance with the provisions of Section 8.04 hereof.

8.02          Liquidating Trustee

Upon dissolution the liquidating trustee (as hereinafter designated) shall proceed diligently to wind up the affairs of the Company and distribute its assets in accordance with the provisions of Section 8.04 hereof and any third-party liquidating trustee shall be compensated from Company funds for the fair market value of its services in liquidating the Company. During the interim, the liquidating trustee shall continue to exploit the rights and properties of the Company consistent with the liquidation thereof, and carry out the responsibilities of the Directors as herein set forth. The liquidating trustee shall be the Class A Member.

8.03          Accounting Upon Dissolution

Upon the distribution of the assets of the Company in accordance with the provisions of Section 8.04 hereof, the liquidating trustee shall cause the Company’s accountant to make a full and proper accounting of the assets, liabilities and operations of the Company, as of and through the date on which such Distribution occurs.

8.04          Liquidation

As soon as possible after dissolution, the liquidating trustee shall liquidate the assets of the Company in such orderly and businesslike manner as is consistent with obtaining the full fair market value thereof, as follows:

(a)           After adjusting the Capital Accounts for all of the Profit and Loss (and other items of income, gain, loss, deduction and credit, if any) allocations and Distributions, the proceeds of such liquidation shall be applied and distributed in the following order of priority:

(1)           First, to the repayment of debts and liabilities of the Company and the payment of expenses of liquidation;

(2)           Second, to the creation of any reserves which the liquidating trustee may deem reasonably necessary to meet any contingent or unforeseen liabilities or obligations of the Company or of the Members arising from or in connection with the Company;

(3)           Third, to the repayment of accrued interest on, and then in reduction of the principal balance of any loans or advances that may have been made by any Member to the Company; and

(4)           The balance, if any, to the Class A and Class B Members in accordance with the positive balances in their Capital Accounts.

(b)           The liquidating trustee shall have the power to establish reserves for the payment of liabilities and obligations of the Company, as aforesaid, in such amounts as the liquidating trustee shall deem appropriate. All saleable assets of the Company may be sold in connection with any liquidation at public or private sale and at such price and upon such terms as the liquidating trustee, in its sole discretion, may deem advisable. Any Member or its Affiliate may purchase assets at such sale; provided, however, that no Member or its Affiliate may make a purchase of such assets at a private sale unless said purchase has been consented to by the Directors.  Distribution of Company assets hereunder shall be made in cash unless otherwise reasonably determined by the liquidating trustee.

(c)           Immediately upon the occurrence of an Event of Dissolution the Members will discharge in full any outstanding obligations to the Company.  A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors, but in no event shall the liquidating Distributions be made later than the later of (a) the end of the tax year in which the liquidation occurs and (b) ninety days following the date of the liquidation.  To the extent that a Member fails to discharge all outstanding obligations to the Company, any Distribution to that Member under this Section 8.04, up to the amount of the outstanding obligations, will be retained by the Company and treated as if paid out to that Member and then immediately paid by that Member to the Company in full or partial discharge of such obligations.

(d)           Each of the Members shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation. Upon compliance with the foregoing distribution plan, the Members shall cease to be such, and the liquidating trustee shall execute, acknowledge and cause to be filed a certificate of cancellation of the Company if applicable.

8.05          Certificate of Cancellation

On completion of the winding up of Company as provided herein, the Directors (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.09, and take such other actions as may be necessary to terminate the Company.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

ARTICLE 9   GENERAL PROVISIONS

9.01          Amendments

(a)           Required Amendments.  The Company shall execute and file any amendment to the Certificate required by the Act.  If any amendment results in inconsistencies between the Certificate and this Agreement, this Agreement shall be considered to have been amended in the specifics necessary to eliminate the inconsistencies.

(b)           Other Amendments.  Any Director or any Member may propose and submit to the Members for consideration and action any amendment to this Agreement or to the Certificate.  A proposed amendment shall become effective at such time as it is approved by the Members as provided in Section 5.05.

9.02          Power of Attorney

Each Member appoints the Directors, with full power of substitution, as the Member’s attorney-in-fact, to act in the Member’s name to execute and file (a) all certificates, applications, reports and other instruments necessary to qualify or maintain the Company as a limited liability company in the states and foreign countries where the Company conducts its activities, (b) all instruments that effect a change or modification of the Company in accordance with this Agreement and (c) all instruments of transfer necessary to effect the Company’s dissolution and termination.  The power of attorney granted by this Section 9.02 is irrevocable, coupled with an interest and shall survive the Dissociation, death or dissolution of the Member.

9.03          Nominee

Title to the Company’s assets may be held in the name of the Company or any nominee (including any Director or any Member so acting), as the Company determines.  The Company’s agreement with any nominee may contain provisions indemnifying the nominee for costs or damages incurred as a result of the nominee’s service to the Company.

9.04          Notices

Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement shall be in writing and shall be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by confirmed facsimile transmission; and a notice, request, or consent given under this Agreement is effective and deemed given on receipt by the Person to receive it.  All notices, requests, and consents to be sent to a Member shall be sent to or made at the address given for such Member set forth on Exhibit A, or such other address as the Member may specify by notice to the Directors.  Any notice, request, or consent to the Company or the Directors shall be given to the Directors at the following address: 919 Milam, Suite 2100, Houston, Texas 77002, or such other address as the Directors may designate from time to time.  Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

9.05          Computation of Time

In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run shall not be included.  The last day of the period shall be included, unless it is not a Business Day, in which case the period shall run until the end of the next day that is a Business Day.

9.06          Entire Agreement

This Agreement (a) contains the entire agreement among the parties hereto, and (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, and permitted successors and assigns.

9.07          Governing Law; Jurisdiction; Severability

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  In the event of any controversy with respect to this Agreement, the parties hereto submit to the exclusive jurisdiction of the courts of the State of Delaware.  In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act, the Act shall control.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

9.08          Waiver

No right under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

9.09          Multiple Counterparts

This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, shall be deemed an original, and all of which shall constitute, collectively, one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  It is not necessary that each party execute the same counterpart, so long as identical counterparts are executed by the Company and each Member.

9.10          Further Assurances

In connection with this Agreement and the transactions contemplated hereby, the Members shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions

9.11          No Third-Party Beneficiary

Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their heirs, beneficiaries, executors, administrators, personal representatives, and permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

9.12          Binding Agreement

Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members in accordance with its terms.

9.13          Arbitration

In the event of a dispute between the Class A Member or the Company, on one hand, and one or more of the Class B Members or former Class B Members, on the other hand, as to any matter pertaining to the determination, calculations, assumptions or amounts of Cash Available Before Reserves, IDR Valuation, IDR Share, Forecasted IDRs or GP Market Multiple Discount Rate, such dispute shall be resolved in accordance with the dispute resolution provisions described in Exhibit F hereto.

[Next Page Signature Page]

Signed to be effective as of the Effective Date.

COMPANY:

GENESIS ENERGY, LLC

By:	/s/ Ross A. Benavides
Ross A. Benavides, its Secretary

MEMBER:

Class A Member
Denbury Gathering and Marketing, Inc.

By:	Phil Rykhoek
Phil Rykhoek, its Chief Financial Officer and Secretary

[Signature Page to Limited Liability Company Agreement]

EXHIBIT A

MEMBERS
AND
MEMBER CAPITAL CONTRIBUTIONS
AS OF THE
EFFECTIVE DATE

	MEMBER	CLASS OF MEMBER	AGREED EFFECTIVE DATE CAPITAL ACCT. BAL.

1.	Denbury Gathering and Marketing, Inc. 5100 Tennyson Parkway, Suite 1200 Plano, TX 75024 Tel: (972) 673-2000 Fax: (972) 673-2150	Class A	$ 46,301,213.57

A-1

EXHIBIT B

UNITED STATES INCOME TAX MATTERS

ARTICLE 1

PURPOSE

This Exhibit B provides for the manner in which Genesis Energy, LLC (the “Company”) will maintain Capital Accounts and allocate its Profits and Losses for United States federal, state and local income tax purposes among the Members.  This Exhibit B shall be construed in accordance with the provisions of the Limited Liability Company Agreement (the “Agreement”) of the Company; however, the provisions of this Exhibit B shall control in the event of a conflict between the provisions of this Exhibit B and the provisions of the Agreement.

ARTICLE 2

DEFINITIONS

2.1.           Definitions.  The following terms used in this Exhibit B shall have the following meaning.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

“Adjusted Deficit Capital Account” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

(i)           Credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any additions thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in Company minimum gain (as determined in accordance with Section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and

(ii)           Debit to such Capital Account the items described in Sections 1.704-1(b) (2) (ii) (d) (4), (5) and (6) of the Treasury Regulations.

This definition of Adjusted Deficit Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b) (2) (ii) (d) and 1.704-2, and will be interpreted consistently with those provisions.

“Allocation Period” means (i) the period commencing on the effective date of this Agreement and ending on December 31, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocated Profits, Losses and other items of Company income, gain, loss, or deduction pursuant to this Exhibit B.

“Board” means the Board of Directors of the Company.

“Capital Account” means the account maintained by the Company for each Member in accordance with the provisions of Treasury Regulation § 1.704-1(b) and Section 4.04 of the Agreement.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d) for the phrase “Partnership minimum gain.”

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Fiscal Year” means the fiscal year of the Company.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Tax Matters Member.

(ii)           The Gross Asset Values of all Company assets will be adjusted to equal their respective gross fair market values as of the following times: (a) the acquisition of an additional interest by any new or existing Member in exchange for more than a de minimis contribution of property (including money) or services; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Ownership Interest; (c) at any other times that such revaluation is permitted by the applicable Treasury Regulations and (d) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)

(iii)           The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution; and

(iv)           The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (iv) under the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this definition to the extent the Tax Matters Member determines that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b) (4) for “partner nonrecourse debt.”

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b) (1) and 1.704-2(c).

“Nonrecourse Liability” and “Nonrecourse Liabilities” have the meaning set forth in Regulations Section 1.704-2(b) (3).

“Profits” and “Losses” means for each taxable year of the Company an amount equal to the Company’s net taxable income or loss, or items thereof, for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code with the following adjustments:

(i)           Any items of income, gain, loss and deduction allocated to the Members pursuant to Section 4.2 of this Exhibit B shall not be taken into account in computing Profits or Losses for purposes of this Operating Agreement;

(ii)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses (pursuant to this definition) shall be added to such taxable income or loss;

(iii)          Any expenditure of the Company described in Section 705(a) (2) (B) of the Code and not otherwise taken into account in computing Profits and Losses (pursuant to this definition) shall be subtracted from such taxable income or loss;

(iv)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(v)           Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(vi)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vii)          Profits and Losses determined above include, but shall not be limited to, items of income, gain, loss, deduction, and credit comprising the net profit or loss allocation from Genesis with respect to all Common Units in Genesis held by the Company.

ARTICLE 3

MAINTENANCE OF CAPITAL ACCOUNTS

3.1.           Capital Account Maintenance.  A separate Capital Account will be maintained for each Member.  Each Member’s Capital Account will be increased by (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of  Profits; and (4) any items in the nature of income and gain which are specially allocated to the Member pursuant to paragraphs (a), (b), (c), (d), (e), (i) and/or (j) of Section 4 of this Exhibit.  Each Member’s Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of expenditures described in Section 705(a)(2)(B) of the Code; (4) any items in the nature of deduction and loss that are specially allocated to the Member pursuant to paragraphs (a), (b), (c), (d), (e), (f), (i) and/or (j) of Section 4 of this Exhibit; and (5) allocations to the account of such Member of Losses.

3.2.           Capital Account Following Transfer.  In the event of a permitted sale or exchange of a Ownership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Ownership Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

3.3.           Section 754 Adjustments.  Pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to the extent an adjustment to the adjusted tax basis of any Company asset under Section 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in the manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations.

3.4.           Regulatory Compliance.  The manner in which Capital Accounts are to be maintained pursuant to this Exhibit is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.  If, in the opinion of the Company’s independent tax advisors, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Exhibit should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Exhibit, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

3.5.           Corrective Allocations.   In the event of a reallocation of Capital Accounts, the Company shall allocate items of income, gain, deduction and loss among the Members, in accordance with the provisions of Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder and as the Board reasonably determines, in a manner and to the extent necessary to take into account the reallocation of Capital Accounts as quickly as possible (“Corrective Allocations”).  Corrective Allocations shall be made beginning in the Fiscal Year of the reallocation of Capital Accounts and in all succeeding Fiscal Years until the reallocation of Capital Accounts has been fully taken into account.

3.6.           Determinations by the Class A Member.  All matters concerning the computation of Capital Accounts, the allocation of Net Profit (and items thereof) and Net Loss (and items thereof), the allocation of items of Company income, gain, loss, deduction and expense for tax purposes, the making or revocation of any election for tax purposes and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined in good faith by the Class A Member in its sole and absolute discretion.  Such determination shall be final and conclusive as to all the Members.  Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Class A Member shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members as reflected in the Distribution provisions of the Operating Agreement, the Class A Member may make such modification in its sole and absolute discretion without the approval of Members.

ARTICLE 4

ALLOCATIONS OF PROFITS AND LOSSES

4.1.           General Allocations Principles.

(i)            Profits.  After giving effect to the special allocations set forth in Section 4.2 hereof, Profits, or items of gross income included therein, for any Allocation Period shall be allocated in the following order and priority:

(a)           First, one hundred percent (100%) to the Class A Member, in proportion to and to the extent of the excess, if any, of (i) the cumulative Losses allocated to each such Member pursuant to Section 4.1(ii) hereof for all prior Allocation Periods, over (ii) the cumulative Profits allocated to such Member pursuant to this Section 4.1(i) for all prior Allocation Periods;

(b)           Second, one hundred percent (100%) to the Class B Members, in proportion to and to the extent of, the amount of distributions made to the Class B Members pursuant to Section 4.03(a)(1) and Section 4.03(b)(1) of the Agreement; and

(c)           The balance, if any, to the Class A Member.

(ii)           Losses.  Subject to the limitation Section 4.2(vii) and after giving effect to the special allocations set forth in Sections 4.2 hereof, Losses for any Allocation Period shall be allocated to the Class A Member.

(iii)           Timing.  Company income, loss, deductions and credits shall be allocated to the Members in accordance with the portion of the year during which the Members have held their respective interests.  All items of income, loss and deduction shall be considered to have been earned ratably over a Fiscal Year, except that gains and losses arising from the disposition of assets shall be taken into account as of the date thereof.

(iv)           Recapture. All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

(v)           Allocation Periods and Unrealized Items. Subject to applicable Treasury Regulations and notwithstanding anything expressed or implied to the contrary in this agreement, the Tax Matters Member may, in its sole and absolute discretion, determine allocations to Capital Accounts based on an annual, quarterly or other period and/or on realized and unrealized net increases or net decreases (as the case may be) in the fair market value of Company property.

4.2.           Special Allocations to Capital Accounts and Certain Other Income Tax Allocations.  Prior to making any allocation of Profits and Losses to the Members in accordance with Section 4.02 of the Agreement, the following special allocations shall be taken into account in the following order:

(i)            Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 4, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f) (6) and 1.704-2(j) (2).  This Section 4.2(i) is intended to comply with the minimum gain chargeback requirement in such Regulations Section and shall be interpreted consistently

(ii)           Member Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i) (4) and 1.704-2(j) (2).  This Section 4.2(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i) (4) and shall be interpreted consistently therewith.

(iii)           Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible.  It is the intent that this Section 4.2 be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b) (2) (ii) (d) of the Treasury Regulations.

(iv)           Gross Income Allocation.  In the event any Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this paragraph shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.2 (other than Section 4.2(iii)) have been tentatively made as if this paragraph were not in this Agreement.

(v)           Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in accordance with Regulations 1.704-2(e).

(vi)           Member Nonrecourse Deductions.  Member Nonrecourse Deductions under Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Members’ Capital Accounts in accordance with said Section 1.704-2(i)(1) of the Treasury Regulations.

(vii)          Loss Allocation Limitation.  No allocation of Net Losses (or items thereof) shall be made to any Member to the extent that such allocation would create or increase an Adjusted Capital Account Deficit with respect to such Member.

(viii)        Curative Allocations.  The allocations set forth in paragraphs (i) through (vii) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704.  Notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, deduction and expense among Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

4.3.           Section 704(c) and Reverse Section 704(c) Allocations.

(i)            In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property (other than cash) contributed to the capital of the Company shall, solely for federal, state and local income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal, state and local income tax purposes and its fair market value at the time of contribution.

(ii)           If the Gross Asset Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704 1(b)(2)(iv)(f) as provided in the definition of Gross Asset Value, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

4.4.           General Tax Allocation Matters.

(i)           Allocation of Tax Credits.  Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Class A Member, taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(ii)           Elections.  Any elections or other decisions relating to such allocations shall be made by the Class A Member in any manner that reasonably reflects the purpose and intent of this Agreement.  Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, other items or Distributions pursuant to any provisions of this Agreement.

(iii)          Allocations Binding On Members.  The Members acknowledge that they are aware of the tax consequences of the allocations made by this Section 4.4 and hereby agree to be bound by the provisions of this Section 4.4 in reporting their respective allocable shares of items of Company income, gain, loss, deduction and expense.

4.5.           Interpretation.  The foregoing provisions, and other provisions of this Exhibit relating to the maintenance of Capital Accounts and allocation of income, gain, loss, deduction and credit, are intended to comply with Regulations Section 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with those Regulations.

EXHIBIT C

Date of Award:  ________________

GENESIS ENERGY, LLC

AWARD

INDIVIDUAL CLASS B INTEREST

This AWARD of an INDIVIDUAL CLASS B INTEREST (“Award”) is made effective _______________ (the “Award Date”) between Genesis Energy, LLC (the “Company”) and [________], a Class B Member of the Company (“Member”).

WHEREAS, the Company desires to award to Member the specific Award pertaining to Member’s Class B Ownership Interest in the Company as contemplated by the Limited Liability Company Agreement (the “Agreement”) of the Company by and between Member, other Class B Members, the Company and Denbury Gathering & Marketing, Inc., a Delaware corporation and sole Class A Member of the Company; and

WHEREAS, the Company and Member understand and agree that this Award is in all respects subject to the terms, definitions and provisions of the Agreement, all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.           Award of Individual Class B Interest; Member’s Initial IDR Share.  The Company hereby awards to Member an Individual Class B Interest of [____]% on the terms and conditions set forth in the Agreement and supplemented in this Award, including, without limitation, the restrictions more specifically set forth below, subject only to Member’s execution of this Award and the Agreement.  The Member’s Initial IDR Share for all purposes under this Agreement shall be $[____].  Member’s Capital Account balance (as defined in the Agreement ) shall be zero on the date of this Award.

2.           Base Amount per Unit.  The Base Amount per Unit of Member for purposes of determining Member’s Applicable IDR Percentage under the provisions of Section 3.02(c)(3) of the Agreement shall for all purposes under the Agreement be $[________] per Unit.

3.           Change of Control Floor Percentage.  The Change of Control Floor Percentage of Member for purposes of determining his Redemption Amount in the event of a Change of Control, shall be 16%.

4.           Distributions.  Subject to the terms, conditions and restrictions contained in the Agreement, commencing on the Award Date, under this Award Member shall be entitled to those Distributions, if any, distributed under the provisions of Section 4.03 of the Agreement.

5.           Vesting Percentage(s).  The “Vesting Percentage” of Member for purposes of determining Member’s “Redemption Amount” under the provisions of Section 3.02(d)(1) of the Agreement shall be that percentage determined as of Member’s Termination Date or Valuation Date (as defined in the Agreement, and as specified below) as follows:

(a)           Termination for Cause.  If a Class B Member’s employment by the Company is terminated for Cause (as defined in the Agreement), Member’s Vesting Percentage shall be zero percent;

(b)           Change of Control.  Upon a Change of Control, as defined in Section 3.02(e)(1) of the Agreement, or a Termination of Member as an employee of the Company (other than a Termination by the Company for Cause, or a voluntary Termination by Member of his employment without Good Reason) during the period beginning six months prior to a Change of Control and ending on such Change of Control, Member’s Vesting Percentage as of the Valuation Date for the Change of Control shall be 100%;

(c)           Member’s Voluntary Termination of Employment.  If Member voluntarily terminates his employment by the Company other than for Good Reason, Member’s Vesting Percentage shall be the percentage specified below based upon Member’s Termination Date (as defined in the Agreement):

(i)	Termination Date prior to the 1st anniversary of the Award Date:	0%

(ii)	Termination Date on or after the 1st anniversary, and prior to the 2nd anniversary, of the Award Date:	25%

(iii)	Termination Date on or after the 2nd anniversary, and prior to the 3rd anniversary, of the Award Date:	50%

(iv)	Termination Date on or after the 3rd anniversary, and prior to the 4th anniversary, of the Award Date:	75%

(v)	Termination Date after the 4th anniversary of the Award Date:	100%

(d)           Member’s Termination of Employment for Good Reason.  If Member voluntarily terminates his employment by the Company for Good Reason, Member’s Vesting Percentage shall be 100%.

(e)           Other Employment Terminations. If Member’s employment by the Company is terminated for any reason other than those circumstances covered by Sections 5(a), 5(b), 5(c) or 5(d) of this Award, Member’s Vesting Percentage shall be that percentage determined under the provisions of Section 5(c) of this Award unless as of Member’s Termination Date the Member’s Applicable IDR Percentage (determined under the provisions of Section 3.02(c)(3) of the Agreement) is in excess of 8%, in which case Member’s Redemption Amount shall be calculated:

(i)           using a Vesting Percentage of 100% for that portion of the Excess Amount, if any, which is attributable to Member’s Applicable IDR Percentage of 8%; and

(ii)          using a Vesting Percentage determined under the provisions of Section 5(c) of this Award for that portion of the Excess Amount, if any, which is attributable to Member’s Applicable IDR Percentage in excess of 8%.

6.           Withholding. On the date any amounts are paid under the terms of this Award, the minimum withholding, if any, required to be made by the Company shall be paid by Member to the Company in cash, or the Member, in his sole discretion, may direct that the Company withhold cash at such rate or at any rate which is in excess of the minimum withholding rate described in the preceding sentence, but not in excess of the highest incremental tax rate for Member, and such additional directed withholding will be made in the same manner as described in the first phrase of this sentence, and shall be further subject to the provisions of Section 4.05 of the Agreement.

7.           No Transfers Permitted.  The rights under this Award are transferable in whole or in part by the Member only as provided in the definition of “Transfer” and Section 3.05 of the Agreement, and so long as Member lives, only Member shall have the right to receive and retain Distributions or other rights under this Award.

8.           No Right To Continued Employment.  Neither the Agreement nor this Award shall confer upon the Member any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall they interfere in any way with Member’s right to terminate employment, or the Company’s right to terminate Member’s employment, at any time, with or without Cause (as defined in the Agreement).

9.           Entire Agreement.  This Award, along with the other documents and agreements entered into by the Member and the Company and/or its affiliates on the Award Date, contain the entire agreement among the parties hereto and their predecessors with respect to the subject matter contained herein and therein, and replace and supersede all prior discussions and communications, written or oral, among the Company, the Member, their respective predecessors or others, regarding compensation, whether cash or otherwise, contemplated to be provided to the Member or any rights in the Company or its predecessor, contemplated to be provided to the Member.

10.         Governing Law.  WITHOUT LIMITATION, THIS AWARD SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF TEXAS.

11.         Binding Effect.  This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

12.         Severability.  If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused these presents to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized representative and the Member has hereunto set his or her hand and seal, all on the day and year first above written.

Dated as of this ___ day of ______________, ______.

GENESIS ENERGY, LLC

By:
Ross A. Benavides
Secretary

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) my receipt of this Award, (ii) my opportunity to review the Agreement, (iii) my opportunity to discuss this Award with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iv) my understanding of the terms and provisions of the Award and the Agreement, and (v) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this Award and the Agreement.

Dated as of this ________ day of ______________, ________.

MEMBER

EXHIBIT D

LIST OF
PUBLICLY TRADED GENERAL PARTNERS OF
MASTER LIMITED PARTNERSHIPS
FOR DETERMINING
GP MARKET MULTIPLE DISCOUNT RATE
AS OF
THE EFFECTIVE DATE

Alliance Holdings GP, L.P.
Atlas Pipeline Holdings, L.P.
Buckeye GP Holdings L.P.
Energy Transfer Equity, L.P.
Enterprise GP Holdings L.P.
Hiland Holdings GP, LP
Inergy Holdings, L.P.
Magellan Midstream Holdings, L.P.
NuStar GP Holdings, LLC
Penn Virginia GP Holdings, L.P.

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EXHIBIT E

FINITE ASSETS

1.           Olive Crude Oil Transportation Agreement with an expiration date of October 2014, with a monthly base rental of base rent $17,915

2.           Brookhaven Crude Oil Transportation  Agreement, with an expiration date of December 2014, and a monthly base rent of $31,583

3.           Brookhaven CO2 Transportation  Agreement with an expiration date of November 2012, and  a monthly base rent of $49,292

4.           NEJD Pipeline Financing Lease Agreement with an expiration date of May 30, 2028, with a quarterly base rent of $5,166,943

5.           Production Payment and Purchase and Sale Agreement dated November 14, 2003, Second Production Payment Purchase and Sale Agreement August 26, 2004, and Third Production Payment Purchase and Sale Agreement dated October 11, 2005.

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EXHIBIT F

ARBITRATION PROVISIONS

1.           Applicable Law/Arbitration.  If on one hand the Class A Member and on the other hand those affected Class B Members whose aggregate Individual Class B Interests represent a majority of the aggregate outstanding Individual Class B Interests of all affected Class B Members (the Class A Member and such Class B Members collectively the “Deciding Members”) are unable to agree upon any element of determining CABR, the forecast of the future IDRs, or the master limited partnerships listed on Exhibit D, then within a reasonable amount of time any such disagreement (a “Dispute”) shall be referred to, and finally resolved by, binding arbitration.  Venue for such arbitration shall be in Houston, Texas.  Except for the limited rights described in Paragraphs 8 and 10 below, the Members waive their right to file a lawsuit in a court of law to prosecute any Dispute.

2.           Negotiation.  When a Dispute has arisen either Deciding Member (each Deciding Member a “Party”) may give the other Party written notice of the Dispute (“Dispute Notice”). In the event that a Dispute Notice is given, the Parties shall attempt to resolve the Dispute promptly by further negotiation.  In connection with such negotiation, all reasonable requests for information made by one Party to the other will be honored.

3.           Confidentiality of Settlement Negotiations.  All negotiations regarding Disputes are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

4.           Commencement of Arbitration.  If the Dispute has not been resolved by negotiation within thirty (30) days of the Dispute Notice, or if the Parties have failed to confer within thirty (30) days after delivery of the Dispute Notice, either Party may then initiate arbitration by providing written notice of arbitration to the other Party.  In order to be valid, the notice of arbitration shall contain a precise and complete statement of the Dispute. Within thirty (30) days of receipt of the notice of arbitration, the receiving Party shall respond by providing a written response which shall include its precise and complete response to the Dispute, and which includes any counter Dispute that the responding Party may have.

5.           Selection of Arbitrator(s).  The arbitration may be conducted and decided by a single person that is mutually agreeable to the Parties and knowledgeable and experienced in the type of matter that is the subject of the Dispute if a single arbitrator can be agreed upon by the Parties.  If the Parties cannot agree on a single arbitrator within ten (10) days of the date of the response to the notice of arbitration, then the arbitration shall be determined by a panel of three (3) arbitrators.  To select the three arbitrators, each Party shall, within ten (10) days of the expiration of the foregoing ten day period, select a person that it believes has the qualifications set forth above as its designated arbitrator, and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel and serve as its chairman.  In the event that the persons selected by the Parties are unable to agree upon a third member of the arbitration panel within ten (10) days after the selection of the latter of the two arbitrators, then he/she shall be selected from the CPR (as defined below) panel using the CPR rules.  Once selected, no arbitrator shall have any ex parte communications with either Party.

F-1

6.           Arbitration Process.  The arbitration hearing shall commence within a reasonable time after the selection of the arbitrator(s), as set by the arbitrator(s).  The arbitrator(s), shall allow the Parties to engage in pre-hearing discovery, to include exchanging (i) requests for and production of relevant documents, (ii) up to fifteen (15) interrogatories, (iii) up to fifteen (15) requests for admissions, and producing for deposition and at the arbitration hearing, up to four (4) persons within each Parties’ control.  Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator(s) upon a finding of good cause.  The arbitration shall be conducted under the rules of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of this Agreement for dispute resolution rules for non-administered arbitration of business disputes.  The Parties may agree on such other rules to govern the arbitration that are not set out in this provision as they may mutually deem necessary.

7.           Arbitration Decision.  The arbitrator(s) shall have the power to award interim relief, and to grant specific performance.  Except as may be specifically limited elsewhere in this Agreement, the arbitrator’s decision may be based on such factors and evidence as the arbitrator(s) deems fit.  The arbitrator(s) shall be required to render a written decision to the Parties no later than thirty (30) days after the completion of the hearing.

8.           Arbitration Award.  The award of a majority of the arbitrator(s) shall be final, conclusive and binding.  The award rendered by the arbitrator(s) may be entered in any court having jurisdiction in respect thereof, including any court in which an injunction may have been sought.  For ten (10) days following the rendering of the arbitrator’s decision, each of the Parties shall have the right to make a written request for clarification of any aspect of the decision, or a correction of any manifest error.

9.           Arbitration Costs.  Prior to the entry of the award, if there is but one arbitrator, each Party shall pay for one half of the fees of the arbitrator and costs of administering the arbitration including any filing fees.  If there are three arbitrators, each Party shall pay the fees of its respective Party-selected arbitrator and one-half (1/2) of the costs of the third arbitrator and one-half (1/2) of the costs of administering the arbitration.  The arbitrator(s) may assess all arbitrator(s)’ fees and costs of the arbitration against either Party and may award to either Party up to all its reasonable attorneys fees and other of its out of pocket costs of the arbitration.

10.         Injunctive Relief.  With respect to the Dispute, nothing in this Exhibit F shall prevent a Party from immediately seeking injunctive relief in a court to maintain the status quo during the arbitration.

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